As Filed With the Securities and Exchange Commission on ______________, 2000
                           Registration No. 333-52940

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO.2
                                       TO
                                    FORM SB-2

                             Registration Statement
                        Under the Securities Act of 1933

                                  MarketU Inc.
     (Name of Small Business Company as Specified In Its Charter as Amended)

          Nevada                      6531                    98-0173359
 (State of Incorporation)       (Primary Standard          (I.R.S. Employer
                            Industrial Classification     Identification No.)
                                  Code Number)

                        20145 Stewart Crescent, Suite 101
                          Maple Ridge, British Columbia
                                 Canada V2X 0T6
                                 (604) 460-7634
                 ----------------------------------------------
             (Address and telephone number of Registrant's principal
               executive offices and principal place of business)

                                 Kenneth Galpin
                        20145 Stewart Crescent, Suite 101
                          Maple Ridge, British Columbia
                                 Canada V2X 0T6
                                 (604) 460-7634
                -----------------------------------------------
            (Name, address and telephone number of agent for service)

        Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

           Approximate date of proposed sale to the public: from time to time after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]



If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------
                                                     Proposed
  Title of Each                      Proposed         Maximum
    Class of       Amount to be      Maximum         Aggregate       Amount of
  Securities       registered     Offering Price   Offering Price  Registration
  to be Offered                     per Share (2)                       Fee
--------------------------------------------------------------------------------
Common Stock       14,691,710 (1)        0.25         $3,672,928           $970
-------------------------------------------------------------------------------

(1)     Shares are offered by selling shareholders.
(2) Estimated solely for the purpose of determining the registration fee. Calculated pursuant to Rule 457(c) under the Securities Act, on the basis of the average bid and ask price of MarketU's common stock on May 31, 2001. A filing fee of $637 was paid when this registration statement was originally filed.

In the event of a stock split, stock dividend or similar transaction involving common stock of MarketU, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities and Exchange Commission.

MarketU hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until MarketU shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                  MarketU Inc.
                        14,691,710 shares of Common Stock

This prospectus relates to the sale of common stock by MarketU shareholders who either own or have the right to acquire shares of the common stock of MarketU Inc. These persons are sometimes referred to in this prospectus as the selling shareholders. The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices related to the then-current market price or at negotiated prices. MarketU will not receive any proceeds from the sale of the shares by the selling shareholders.

MarketU's common stock is quoted on the OTC:BB under the symbol "MKTU". The closing bid and ask prices of MarketU's common stock on June 26, 2001 were $0.20 and $0.30 respectively.

The securities offered by this prospectus are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page six of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.



















                     The date of this prospectus is _____________, 2001

                               PROSPECTUS SUMMARY

BUSINESS

MarketU provides a service which allows a homebuyer or seller wanting to purchase or sell a property or residence in another city to locate a realtor to assist in the real estate transaction. MarketU's services are primarily designed for a residential customer who is relocating to another area and needs realtor assistance with buying a residence in the new area and/or selling their current home. In most cases, the potential customer is not familiar with realtors in the city where the customer plans to relocate. MarketU's referral services are available through its AMRR.COM or CMRR.COM websites, or by phoning a 1-800-414-5655 hotline.

The Offering

This prospectus relates to the sale of shares of MarketU's common stock:

o held by shareholders who either purchased the shares from MarketU in private offerings or received the shares for services provided to MarketU,
o held by shareholders who received shares in exchange for the cancellation of options previously issued by MarketU.
o held by former shareholders of AMRR.com, Inc. who received the shares in exchange for shares of MarketU's common stock.
o issuable upon the exercise of warrants or options which were previously issued by MarketU, and
o    issuable upon the exchange of MarketU's Series A Preferred stock.

The owners of the common stock described above, the holders of the warrants and options, to the extent they exercise the warrants or options, and the holders of the Series A Preferred stock, to the extent they exchange the Series A Preferred shares for shares of common stock, are referred to in this prospectus as the selling shareholders.

If all warrants and options held by the selling shareholders are exercised, MarketU will receive approximately $800,000, which will be used to fund MarketU's operations. MarketU will not receive any proceeds from the conversion of the Series A Preferred stock or from the sale of the shares by the selling shareholders.

As of May 31, 2001, MarketU had 9,704,184 outstanding shares of common stock. Assuming all warrants and options held by the selling shareholders are exercised and all Series A Preferred shares are converted into shares of common stock, there will be 17,735,077 shares of common stock issued and outstanding. The number of outstanding shares before and after this offering does not give effect to shares which may be issued upon the exercise and/or conversion of other options, warrants or convertible securities issued by MarketU.

Risk Factors

An investment in MarketU's common stock involves risks due in part to prior operating losses, the limited market for MarketU's common stock, and competition in the real estate industry.

SUMMARY FINANCIAL INFORMATION

The financial data of MarketU presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus.

Balance Sheet Data
                                   April 30, 2001       July 31, 2000
                                   --------------       -------------
                                    (Unaudited)

     Current Assets                 $  58,519             $49,710
     Total Assets                     947,604           1,095,686
     Current liabilities              241,667             306,908
     Total liabilities                241,667             306,908
     Working Capital (Deficit)       ( 83,148)           (257,198)
     Stockholders' Equity             705,937             788,778

Statement of Operations Data (Unaudited)
                                        Pro Forma(1)
                          Nine Months       Nine      Pro forma (1)   Pro forma
                          Ended April  Months Ended    Year Ended       (1)
                           30, 2001      April 30,      July 31,     Year Ended
                                            2000         2000          July 31,
                                                                         1999
                     ----------------------------------------------------------
Revenues
   Referral fees           $233,261     $139,667     $ 232,454        $  77,936
   Membership Dues          207,570      215,337       378,656         275,844
   Other                     11,776        5,793         4,745                -
                       ------------   ----------   -----------    -------------
                            452,607       360,797      615,855          353,780
Direct costs                306,535      195,307       275,941          228,638
General and
Administrative Expenses
                            495,731      428,886       618,800          172,078
Amortization of goodwill    249,021      249,021       332,028          332,028
                       ------------   ----------   -----------         --------
Net Loss                  $(598,680)   $ (512,417)   $ (610,914)     $ (378,964)
                       =============   ===========   ===========     ===========

(1) Pro forma figures provided give effect to the acquisition of Home Finders Realty as if it has occurred at the beginning of the periods presented. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to MarketU's future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expects," "anticipates," "intends," and "plans" and similar expressions. MarketU's actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

                                  Risk Factors

Prospective investors should be aware that ownership of MarketU's common stock involves risks which could depress the value of their shares. MarketU does not make, nor has it authorized any other person to make, any representations about the future market value of MarketU's common stock.

The securities offered should be purchased only by persons who can afford to lose their entire investment. Prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information in this prospectus prior to making an investment.

MarketU has suffered losses in the past and may never become profitable

MarketU incurred a net loss of $(598,680) for the nine months ended April 30, 2001 and from the date of its formation through April 30, 2001, MarketU incurred net losses of approximately $(905,612). MarketU expects to incur net losses for the foreseeable future and MarketU may never be profitable.

MarketU is dependant on additional financing to expand its operations. If adequate funds are not available when required or on acceptable terms, MarketU may be required to alter its business plans and delay or scale back its sales and marketing efforts which, in turn, would result in a decline in MarketU's revenues.

This offering is being made on behalf of shareholders of MarketU. MarketU will not receive any proceeds from the sale of the shares offered by the selling shareholders. MarketU needs additional capital to advance its business and marketing plans. Since the cash generated from MarketU's operations may not be sufficient to fund these activities, MarketU may need additional financing through private financings, debt or equity offerings or collaborative arrangements with others. Any equity offering will result in dilution of the ownership interest of MarketU's shareholders and may result in a decline in the price of MarketU's common stock.

MarketU's services are dependent on the use of the Internet and any interruptions, delays or capacity problems experienced on the Internet or with telephone connections would adversely affect MarketU's ability to operate.

By way of example, MarketU's revenues during the quarter ended October 31, 2000 were less than MarketU's revenues during the comparable quarter in 1999 due to technical problems experienced during the summer of 2000. These technical problems included software failures that resulted in MarketU being unable to view customer information by means of its websites, and website server hardware failures that caused MarketU's websites to be unavailable to its customers for significant periods of time.

MarketU may not be able to protect its intellectual property

MarketU considers the methods it uses to survey realtors for potential membership in its program to be proprietary. Since these survey methods are not patented, MarketU relies primarily on a combination of copyright, trademark and trade secret laws and confidentiality procedures to protect its survey methods. It is possible that others may independently develop superior survey methods or obtain access to MarketU's survey methods. Monitoring and identifying unlawful use of MarketU's technology may prove difficult, and the cost of litigation may prevent MarketU from prosecuting any unauthorized use of its technology.

Government regulation and legal uncertainties could impair the growth of the Internet and decrease demand for MarketU's services or increase its cost of doing business

Although there are currently few laws and regulations directly applicable to the Internet, a number of laws have been proposed involving the Internet, including laws addressing user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for online email may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business by means of the internet. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services which could decrease the demand for MarketU's services and increase the cost of doing business, or otherwise harm MarketU's business and operating results. Moreover, the applicability of existing laws to the Internet relating to property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

The limited public market for MarketU's common stock may limit the ability of shareholders to sell their shares.

MarketU's common stock is quoted on the OTC Bulletin Board and there has been only a limited public market for MarketU's common stock. An active trading market for MarketU's stock may not develop and purchasers of the shares offered by this prospectus may not be able to resell their securities at prices equal to or greater than the price paid for these shares. The market price of MarketU's common stock may decline as the result of announcements by MarketU or its competitors, variations in MarketU's results of operations, and market conditions in the real estate and Internet industries in general.

Rules of the Securities and Exchange Commission concerning low priced securities may limit the ability of shareholders to sell their shares.

MarketU's common stock is subject to Rule 15g-9 of the Securities and Exchange Commission which rule imposes requirements on broker/dealers who sell securities subject to the rule. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g-9 may affect the ability of broker/dealers to sell MarketU's common stock and may also limit the ability of investors in this offering to sell MarketU's common stock in the secondary market

The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security are provided by the exchange or system. The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level or risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and its salesperson compensation information, must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may reduce the level of trading activity in the market for MarketU's common stock and may limit the ability of investors in this offering to sell MarketU's common stock in the secondary market.

The issuance of additional shares of common stock could cause the price of MarketU's common stock to decline

MarketU has options, warrants and preferred stock outstanding, the exercise or conversion of which could result in the issuance of 8,030,893 additional shares of common stock. To the extent these shares are issued, the percentage of common stock held by existing common stockholders will be reduced. In addition the exercise of any or all of the options or warrants might result in further dilution of the net tangible book value of the existing stockholders' shares. If the market price of MarketU's common stock is above the exercise price of an option or warrant the holders of the option or warrant may exercise the warrant or option, in which case MarketU would be required to sell its shares at below market prices, further diluting the interests of other shareholders.

The shares offered by this prospectus may depress the price of MarketU's common stock.

By means of this prospectus 54 selling shareholders of MarketU are offering to sell approximately 14,691,710 shares of MarketU's common stock. The sale of these shares, or their potential for sale, in the public market may cause the price of MarketU's common stock to decline.

                Management's Discussion And Analysis Of Financial
                       Condition And Results Of Operations

On April 28, 2000, MarketU acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc., collectively referred to as "Home Finders Realty". MarketU completed this transaction by issuing 4,500,000 voting Series A Preferred shares, and by a wholly owned subsidiary issuing 4,500,000 preferred shares, to the shareholders of Home Finders Realty. One Series A Preferred share together with one preferred share of MarketU's subsidiary may at any time be exchanged for one share of MarketU's common stock.

Prior to the acquisition of Home Finders Realty, MarketU had conducted only limited operations, had assets of approximately $149,000 and approximately $66,000 in liabilities. The business of MarketU is now that which was being conducted by Home Finders Realty. For financial reporting purposes the acquisition was originally accounted for as a recapitalization of Home Finders Realty, as discussed in MarketU's 10-KSB filed on November 22, 2000. In late April 2001, the Securities and Exchange Commission ("SEC") advised MarketU that as the former shareholders of the Canadian subsidiaries, which entities were under common control, held only 47.4% of MarketU immediately after the transaction, and that notwithstanding the fact that MarketU's sole business activity was that of the Canadian subsidiaries, recapitalization accounting treatment was not, in the SEC's view, appropriate, and required that the transaction be accounted for as a business combination utilizing the purchase method with MarketU identified as the acquirer. The acquired Canadian subsidiaries were Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc. (collectively "Home Finders Realty").

The impact of the change in accounting methods on previously issued financial statements is described in Note 1 in MarketU's consolidated financial statements included in this prospectus.

The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus.

Balance Sheet Data
                                   April 30, 2001       July 31, 2000
                                   --------------       -------------
                                    (Unaudited)

     Current Assets                 $  58,519             $49,710
     Total Assets                     947,604           1,095,686
     Current liabilities              241,667             306,908
     Total liabilities                241,667             306,908
     Working Capital (Deficit)      (  83,148)           (257,198)
     Stockholders' Equity             705,937             788,778

Statement of Operations Data (Unaudited)
                                          Pro Forma
                            Nine Months    (1) Nine    Pro forma (1)   Pro forma
                            Ended April  Months Ended    Year Ended    (1) Year
                             30, 2001      April 30,   July 31, 2000  Ended July
                                             2000                      31, 1999
                     ----------------------------------------------------------
Revenues
   Referral fees           $233,261     $139,667     $ 232,454        $  77,936
   Membership Dues          207,570      215,337       378,656         275,844
   Other                     11,776        5,793         4,745                -
                       ------------   ----------   -----------    -------------
                            452,607       360,797      615,855          353,780
Direct costs                306,535      195,307       275,941          228,638
General and
Administrative Expenses     495,731      428,886       618,800          172,078
Amortization of goodwill    249,021      249,021       332,028          332,028
                       ------------   ----------   -----------         --------
Net Loss                  $(598,680)   $ (512,417)   $ (610,914)     $ (378,964)
                       =============   ===========   ===========     ===========

(1) Pro forma figures provided give effect to the acquisition of Home Finders Realty as if it has occurred at the beginning of the periods presented.

Nine months ended April 30, 2001

Revenues during the nine months ended April 30, 2001 were less than expected due to technical problems during the summer of 2000. These technical problems included: software failures that resulted in MarketU being unable to view customer information by means of its websites and website server hardware failures that caused MarketU's websites to be unavailable to its customers for significant periods of time. MarketU has taken steps to prevent these technical problems from reoccurring. The steps include the installation of additional computer systems and upgrading existing computer systems, the implementation of a system backup program, relocating the computers serving MarketU's website to a facility with greater backup systems, and the establishment of a 24-hour automated alert system for MarketU's technical staff.

Referral revenues increased by $96,573 during the third quarter of 2001 over the third quarter of fiscal 2000 and increased by $233,261 for the current nine-month period over the nine-month period of fiscal 2000 as a result of the acquisition of Home Finders Realty. MarketU is continuing to focus its efforts primarily on its realtor referral services. As a result, referral revenues for the quarter increased $40,014 or 70.7% over the pro forma third quarter of fiscal 2000 and increased by $93,594 or 67% during the current nine-month period over the nine-month period of fiscal 2000. Referral revenues generally lag referral efforts by approximately three to four months due to the average time period required to close real estate transactions and realize the referral fee.

Membership revenues increased by $207,570 during the current nine-month period over the comparative period in 2000 as a result of the acquisition of Home Finders Realty. On a pro-forma basis, membership revenues decreased from $215,337 for the nine-month period of fiscal 2000 to $207,570 for the nine-month period of fiscal 2001. Third quarter membership dues declined 52.8% over the pro forma fiscal 2000 quarter primarily due to a change in MarketU's marketing strategy and increased competition from businesses offering website design and hosting services to realtors. The change in the marketing strategy involved moving staff from membership sales to referral services. MarketU is planning, however, to increase its membership marketing efforts beginning in the fourth quarter of fiscal 2001 to coincide with the launch of its re-designed websites.

Direct costs for the three and nine months ended April 30, 2001 increased by $26,149 and $111,228 respectively in comparison to the pro-forma periods in the prior year. This increase is due to the hiring of additional realtors and support staff to enable MarketU to meet increased real estate transaction demands.

General and administrative expenses, exclusive of goodwill amortization, increased during the nine months of fiscal year 2001 by $403,739 in comparison to the same period in the prior year. Prior year expenses of $91,992 represent only those expenses of MarketU prior to the acquisition of Home Finders Realty and were incurred when MarketU was considered to be a development stage enterprise. General and administrative expenses, exclusive of goodwill amortization, increased during the nine months of fiscal year 2001 by $66,845 or 15.6% in comparison to pro forma general and administrative expenses during the prior period due to the reorganization of management and the sales and marketing departments, severance costs of $36,000 related to terminated employees, costs associated with the redesign of web sites to incorporate updated software and graphical enhancements, and increased legal and accounting costs associated with MarketU's filings with the Securities and Exchange Commission. As a result of the use of purchase method accounting for the acquisition of Home Finders Realty, goodwill of $996,085 was recorded in fiscal 2000 and $249,021 was amortized during the nine months ended April 30, 2001.

General and Administrative expenses in the third quarter declined by $65,343 from pro forma general and administrative expenses during the comparable quarter in the prior period due to decreased professional fees.

Management expects expenses will increase in the fourth quarter of fiscal 2001. MarketU has plans to offer its services on a private label basis to Real Estate franchise operators across North America. The volumes of work associated with some of these arrangements may require MarketU to expend significant funds some six months in advance of revenues on additional personnel, equipment and facilities.

In February 2001 MarketU issued 1,000 shares of common stock, pursuant to MarketU's Stock Bonus Plan, to an employee for services rendered. Stock compensation expense for the quarter was $190 and $18,700 for the nine months ended April 30, 2001. No stock based compensation was required to be recorded in the comparative periods.

Year Ended July 31, 2000

Revenues for the year ended July 31, 2000 were $184,060 and $615,855 on a pro forma basis. This is an increase of approximately 74.1% over the pro forma year ended July 31, 1999. This increase is due primarily to increased demand for the Company's services.

Gross margin of $110,087 (59.8%) and pro forma gross margin of $339,914 (55.8%) continue to increase as costs of providing the services are reduced. Direct operating costs are expected to be reduced further in future years.

General and administrative expenses, excluding goodwill, were $222,792 and $618,800 on a pro forma basis compared to $8,783 for the year ended July 31, 1999 and $172,078 on a pro forma basis. The increase in general and administrative costs result from an increase in information technology expenditures, professional fees related to the acquisition and other transactions and an increase in compensation paid to senior management and directors.

Year Ended July 31, 1999

Revenues for the year ended July 31, 1999 were $0 or $353,780 on a pro forma basis. During 1998, MarketU focused on establishing it's initial membership base. Referrals to the baseline membership in 1999 increased significantly resulting in the increase in referral revenues in 1999.

During 1999, on a pro forma basis MarketU reduced costs associated with the development of the initial membership list in relation to referral revenue. Costs needed to generate memberships are much higher than those associated with referral fees.

Liquidity and Sources of Capital

During the nine months ended April 30, 2001 MarketU used cash of $285,946 in its operations. During this same period, MarketU spent $117,285 on equipment, web site development and security deposits to meet expand and upgrade its systems. Cash required by MarketU during the period was generated primarily through the sale of common stock and warrants.

During the year ended July 31, 2000 MarketU's operations used $(102,598) in cash and MarketU spent approximately $16,569 on website development and the purchase of property and equipment. MarketU also advanced $92,334 to Home Finders Realty in anticipation of completion of the acquisition. The note from Home Finders Realty was extinguished on acquisition and forms part of the goodwill acquired in the purchase of Home Finders Realty. Cash required by MarketU during the year was generated primarily through the sale of common stock and warrants.

During the twelve months ending April 30, 2002, MarketU's anticipated cash requirements are as follows:

      General and Administrative expenses      $   375,000
      Marketing expenses                         2,000,000
      Software development                         500,000
      Debt & liability reduction                   125,000
                                               -----------

                                                $2,500,000

MarketU had a working capital deficiency of $183,148 as of April 30, 2001.

MarketU expects to obtain the additional capital it needs through the private sale of MarketU's securities or from borrowings from private lenders and/or financial institutions. Two private placements raising $75,000 and $30,000 were completed on May 22, 2001 and May 29, 2001, respectively, and will be reflected in the fourth quarter results. There can be no assurance that MarketU will be successful in obtaining the additional capital which it will need.

Acquisition of Home Finders Realty

MarketU acquired Home Finders Realty through the issuance of 4,500,000 voting Series A preferred shares.

This significant non-cash transaction gave rise to $996,085 in goodwill which is being amortized on a straight line basis over 36 months. A summary of the assets acquired and debt assumed is as follows:

      Cash                                     $ 1,644
      Other assets                             186,767
      Goodwill                                 996,085
                                               -------

                                             1,184,496

      Debt assumed                            (332,787)
      Note receivable extinguished             (92,334)
                                           ------------
      Fair market value of
         Series A preferred shares issued    $ 759,375
                                             =========

MarketU was substantially inactive prior to the acquisition of Home Finders Realty and for financial reporting purposes, was considered to be a development stage enterprise. Pro forma financial information is presented herein giving effect of the acquisition of Home Finders Realty as if it had occurred at the beginning of the periods presented. Audited financial statements and related notes of Home Finders Realty up to date of acquisition, which are included elsewhere in this prospectus, should be read in conjunction with the pro forma information presented.

                             MARKET FOR COMMON STOCK

As of May 31, 2001, there were approximately seventy owners of record of MarketU's common stock. MarketU's common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "MKTU". Shown below are the range of high and low bid quotations for the periods indicated as reported by the NASD. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. MarketU's common stock began trading on May 5, 1998.

            Quarter Ending          High           Low
            July 31, 1998           $1.31          $1.06
            October 31, 1998        $1.19          $0.75
            January 31, 1999        $0.90          $0.84
            April 30, 1999          $1.12          $1.12
            July 31, 1999           $0.34          $0.34
            October 31, 1999        $0.15          $0.15
            January 31, 2000        $1.25          $0.59
            April 30, 2000          $1.13          $1.00
            July 31, 2000           $0.38          $0.38
            October 31, 2000        $0.56          $0.19
            January 31, 2001        $0.44          $0.19
            April 30, 2001          $0.44          $0.13

Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of MarketU's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. MarketU has not paid any dividends on its common stock and MarketU does not have any current plans to pay any common stock dividends. During the year ending December 31, 1999 Home Finders Realty, prior to its acquisition by MarketU, paid a dividend of $13,300 to William Coughlin, who is an officer and director of MarketU.

The provisions in MarketU's Articles of Incorporation relating to MarketU's unissued preferred stock would allow MarketU's directors to issue preferred stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to MarketU's common stock. The issuance of preferred stock with these rights may make it more difficult to remove management even if the removal of management would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

Business Background

The Company was incorporated in Nevada in June 1997 under the name North American Resort & Golf, Inc. North American was formed to market golf courses and surrounding developments. However, North American was unable to raise capital and as a result abandoned its original business plan.

On April 28, 2000 North American acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents, Inc. (collectively doing business as Home Finders Realty) in exchange for (i) 4,500,000 Series A Preferred shares and (ii) 4,500,000 preferred shares in a wholly owned subsidiary which was formed for the sole purpose of facilitating the acquisition of Home Finders Realty.

The preferred shares may be exchanged for 4,500,000 shares of common stock at any time at the holder's option. Each Series A Preferred share is entitled to one vote on all matters submitted to a vote of the shareholders. The Series A Preferred shares are not entitled to any dividends or any other distributions.

On June 27, 2000 the shareholders of North American approved a resolution to change the name of the Company to MarketU Inc.

The business of MarketU is now that which is being conducted by Home Finders Realty and any reference to MarketU is, unless otherwise indicated, also a reference to Home Finders Realty.

                                    Business

MarketU provides a service which allows a homebuyer or seller wanting to purchase or sell a property or residence in another city, to locate a realtor to assist in the real estate transaction. MarketU's services are primarily designed for a residential customer who is relocating to another area and needs realtor assistance with buying a residence in the new area and/or selling their current home. In most cases, the potential customer is not familiar with realtors in the city where the customer plans to relocate. MarketU's referral services are available through MarketU's AMRR.COM or CMRR.COM websites, or by phoning a 1-800-414-5655 hotline.

MarketU generates revenue through referral fees and from the sale of memberships. Referral fees are earned when a customer buys or sells a house through a member realtor. Memberships are available to licensed realtors who have been nominated by their peers, based on a reputation in their community for providing a high level of customer service.

MarketU's subsidiary, Most Referred Real Estate Agents Inc. is licensed as a real estate broker only in British Columbia, Canada. While one MarketU employee is licensed as a broker and five MarketU employees are licensed as realtors in British Columbia, Canada, none of MarketU's employees are licensed as brokers or realtors in the United States.

MarketU has divided the United States and Canada into 2,600 service areas. Each area normally has a population base of at least 100,000 people. MarketU's goal is to have three members in each area with a population base exceeding 100,000.

In order to be eligible for membership, a licensed realtor must be nominated by at least three other realtors who are active in the region.

MarketU begins its search for members in each area by telephoning realtors who service the area and asking these realtors to nominate other realtors who have a reputation for integrity and a high level of customer service. When contacted by MarketU, a realtor is asked to provide the names of at least three other realtors with such a reputation. Once a realtor has been nominated by at least three other realtors, the particular realtor is contacted by a Company representative concerning membership. If a realtor accepts the membership, either full or associate, they are placed in MarketU's website directory and given the award and designation of "Most Referred Realtor".

MarketU offers full and associate memberships. The average full membership currently costs $399.00 per year. With a full membership the realtor's name, company logo, picture, biographical information, and awards are displayed on MarketU's website. A full member agrees to pay MarketU referral fees equal to 25% of any gross commissions earned by the member from the sale of a residence by or to a person referred by MarketU. Full members agree to pay MarketU 5% of all gross commissions earned by the member from customers which are referred by another realtor in MarketU's program.

An associate member does not pay an annual fee but agrees to pay MarketU a referral fee equal to 30% of any gross commission earned by the associate member from the sale of a residence by or to a person referred by MarketU. Although the name of an associate member is listed on MarketU's website, MarketU does not display photographs, biographical information, or awards of associate members. Associate members agree to pay MarketU 10% of all gross commissions earned by the member from Customers or sellers which are referred by another realtor in MarketU's program.

Since initiating its program in 1997, MarketU has noticed that the number of full members has fluctuated from year to year. MarketU's ability to obtain and increase members is dependent upon the effectiveness of its marketing programs. To date, no single member has represented a material portion of MarketU's revenues.

Replacement of members is accomplished through review of survey results or re-surveying of service areas where required.

A customer wanting to use MarketU's services logs onto MarketU's website and enters the name of the city where they expect to purchase or sell a property. If a customer is interested in contacting a member realtor, the customer completes an online form, which is emailed to MarketU. MarketU qualifies the customer with respect to seriousness, timeliness, and ability. Once this process has been completed and documented in MarketU's lead management software, it contacts the realtor member in the customer's requested area and confirms the realtor's acceptance of the referral via facsimile contract. The member then signs a second agreement with MarketU which provides that the realtor receiving the referral agrees to pay the specified fee in regards to the subject customer.

After the referral, MarketU maintains contact with the realtor periodically to determine if the customer has purchased or sold a residence. This periodic contact is made until MarketU confirms the purchase or sale of a residence through the member realtor or to confirm that a transaction will not take place. In the case of a referral from a member realtor to another member realtor, MarketU maintains contact with both realtors on a periodic basis.

Between August 1, 1999 and April 30, 2001 MarketU earned approximately $466,000 in referral fees from approximately 370 residential real estate closings.

MarketU currently markets its services exclusively on the Internet. MarketU maintains in excess of 30,000 search engine listings which currently result in approximately 300,000 visits per month to MarketU's website.

Competition

MarketU competes with a number of internet-based realtor locator services, including, HomeGain and Realtor.com(R). MarketU also competes with national real estate brokerage networks such as Cendant, Better Homes and Gardens, Century 21, Re/Max, and Coldwell Banker, all of which have referral capabilities for customers wanting to purchase a residence in a different area. Although most of MarketU's competitors have greater name recognition, financial resources, and marketing resources than MarketU, MarketU believes that its program offers the following advantages over other realtor locator services:

o MarketU's realtors are nominated by their peers for having professionalism and integrity regardless of real estate company affiliation.
o MarketU services 2,600 geographical areas, with a minimum population of 100,000 across North America by maintaining real estate agent relationships in those areas.

Government Regulation

MarketU's subsidiary, Most Referred Real Estate Agents Inc. ("Most Referred"), is federally registered in Canada and is a licensed real estate broker in British Columbia, Canada, which legally allows Most Referred to receive real estate commissions from anywhere in Canada. Although neither Most Referred Real Estate Agents Inc. or MarketU is licensed in the United States, MarketU is of the opinion, based upon its written communications with numerous real estate commissions across Canada and the United States, that the payment of referral fees by U.S. real estate agents or realtors is permitted by all applicable laws and regulations. This is conditional upon the out of state agent not performing any real estate activities within the state without being licensed in the particular state or province. The Company has retained on file these letters from real estate commissions in the United States and Canada, supporting the legality of receiving real estate referral fees for its services. Most Referred is a member of the Real Estate Board of Vancouver, located in Vancouver, BC Canada. However, MarketU may not be able to comply with future regulations which may be adopted by state or provincial authorities concerning the payment of referral fees. Compliance with future regulations may make it uneconomical for MarketU to operate in a particular state or province. Any future regulations would likely have a similar impact on MarketU's competition and other real estate brokerage companies which may refer customers from state to state or from the United States to Canada and vice versa. Prior to December 31, 2001 MarketU plans to be licensed in one or more states in the United States.

Employees

As of May 31, 2001 MarketU employed eighteen people on a full-time basis. One employee is licensed as a broker and five employees are licensed as realtors in British Columbia, Canada.

Offices

MarketU's offices are located at Suite 101, 20145 Stewart Crescent, Maple Ridge, B.C., Canada. MarketU is leasing this 5,800 square feet of operations and executive offices at a rate of $2,325 per month until March 30, 2003. MarketU's telephone number is 604-460-7634.

                                   MANAGEMENT

MarketU's officers and directors are as follows:

     Name                    Age      Position
     ----                    ---      --------
     Kenneth Galpin           42      President and a Director
     Scott Munro              32      Treasurer and Principal Financial Officer
     George Shahnazarian      44      Secretary
     William Coughlin         48      Director
     Glenn Davies             46      Director
     Ken Landis               42      Director
     David Woodcock           69      Director

Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.

The following sets forth information concerning the past and present principal occupations of MarketU's officers and directors.

Kenneth Galpin has been MarketU's President and a director since September 2000. Mr. Galpin has also been the president of Beacom Online Systems Inc., a web hosting and development company, since February 1998. Mr. Galpin was vice president of MacDonald Capital from March 1995 to December 1996.

Scott Munro has been an officer of MarketU since April 28, 2000. Prior to joining MarketU Mr. Munro was controller for Home Finders Realty Ltd. Mr. Munro was general manager of EnviroCoatings Inc. from January of 1998 to January of 1999, where he developed a business and marketing plan. Mr. Munro also managed Club Fit Inc., a chain of 8 fitness facilities, from October 1995 to March 1997. From April 1992 to September 1995, Mr. Munro was controller for Campbell Helicopters Ltd., a national helicopter company.

George Shahnazarian has been MarketU's Secretary since September 2000. Mr. Shahnazarian has also been the Chief Financial Officer and part owner of M.G.A. Connectors in Maple Ridge, B.C. since 1985. M.G.A. Connectors is a manufacturer of fasteners and connectors for the construction industry.

William Coughlin was MarketU's President between April 28, 2000 and September 2000. Mr. Coughlin has been an director of MarketU since April 28, 2000. Mr. Coughlin was MarketU's Product Development Officer between September and December 2000. Mr. Coughlin has been the President of Home Finders Realty since October 1998. Between 1982 and 1998 Mr. Coughlin was a realtor with Re/Max Little Oak Realty Ltd. in Abbotsford, British Columbia.

Glenn Davies has been a director of MarketU since December 2000. For the past five years Mr. Davies has been the owner of Beacom Online Systems Inc.

Ken Landis has been a director of MarketU since December 2000. For the past five years Mr. Landis has been the owner of Landmark Structural Lumber and Truss.

David Woodcock has been a director of MarketU since December 2000. Since 1990 Mr. Woodcock has been the Managing Director of Harrell, Woodcock and Linkletter, an international consulting firm that assists corporations in the development and implementation of marketing plans.

Changes in Management

Christine Cerisse was appointed as the President and a director of MarketU in December 1999.

On April 28, 2000, and following the acquisition of Home Finders Realty:

o Ms. Cerisse resigned as MarketU's president but remained a director of MarketU.
o    William Coughlin was appointed MarketU's President and as a Director.
o    Scott Munro was appointed MarketU's Principal Financial Officer.
o    Robert Dent and James Sanford were appointed Directors of MarketU.

In September 2000:
o William Coughlin resigned as President and was appointed MarketU's Product Development Officer.
o    Kenneth Galpin was appointed MarketU's President and as a director.
o    George Shahnazarian was appointed the Secretary of MarketU.
o Christine Cerisse, Robert Dent and James Sanford resigned as directors of MarketU.

On December 18, 2000:
o MarketU's annual shareholders meeting, William Coughlin, Glenn Davies, Kenneth Galpin, Ken Landis, George Shahnazarian and David Woodcock were elected directors of MarketU.
o George Shahnazarian resigned as a director on December 19, 2000, but remained the Secretary of MarketU.
o MaketU's Board of Directors elected Kenneth Galpin as President, George Shahnazarian as Secretary and Scott Munro as Treasurer.


Executive Compensation

The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of MarketU and (ii) by each other executive officer of MarketU who received in excess of $100,000 during the fiscal years ending July 31, 1999 and July 31, 2000. Amounts in the table include compensation received from Home Finders Realty, which was acquired by MarketU in April 2000.

                                            Other
                                           Annual     Restricted
Name and          Fiscal  Salary   Bonus   Compen-      Stock         Options
Principal          Year     (1)     (2)    sation (3)  Awards (4)   Granted (5)
----------------------------------------------------------------------------

William Coughlin   2000   $36,700   $  0       $  0           0         0
Chief Executive    1999   $28,700   $  0    $13,300           0         0
Officer prior to
Sept. 21, 2000

(1)   The dollar value of base salary (cash and non-cash) received.
(2)   The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represent dividends paid by Home Finders Realty to Mr. Coughlin prior to April 28, 2000.
(4) During the year ending July 31, 2000, the value of the shares of MarketU's common stock issued as compensation for services.

(5) The shares of common stock to be received upon the exercise of all stock options granted during the fiscal years shown in the table.

The following shows the amounts which MarketU expects to pay its officers during the year ending July 31, 2001 and the time which MarketU's executive officers plan to devote to MarketU's business. MarketU has an employment agreement with Scott Munro which is up for renewal on June 1, 2002, and an employment agreement with William Coughlin which is up for renewal on September 17, 2001. MarketU does not have employment agreements with any other of its officers. MarketU's officer Ken Galpin is compensated through management fees paid to MarketU Communications Ltd (formerly 612557 B.C. Ltd). MarketU does not compensate directors for their services in their capacity as directors, except for the granting of stock options.

      -------------------------------------------------------------------------
                                                        Time to be Devoted to
      Name                      Proposed Compensation    Company's Business
      -------------------------------------------------------------------------
      Kenneth Galpin               $4,000 per month             100%
      -------------------------------------------------------------------------
      William Coughlin             $6,667 per month             100%
      -------------------------------------------------------------------------
      Scott Munro                  $2,667 per month             100%
      -------------------------------------------------------------------------
      George Shahnazarian              $0                        25%
      -------------------------------------------------------------------------

Options Granted During Fiscal Year Ending July 31, 2000

The following tables set forth information concerning the options granted, during the twelve months ended July 31, 2000, to MarketU's officers and directors, and the value of all unexercised options (regardless of when granted) held by these persons as of July 31, 2000, exclusive of options cancelled subsequent to July 31, 2000. James Sanford and Christine Cerisse are former officers and/or directors of MarketU. See "Changes in Management" above for information concerning the changes in MarketU's management.

------------------------------------------------------------------------------
                                           % of Total
                                         Options Granted
                                          to Employees,    Exercise
                  Date of    Options       Officers &     Price Per   Expiration
Name               Grant    Granted (#)     Directors       Share       Date
-------------------------------------------------------------------------------
Scott Munro       6/02/00      50,000           9.3%        $0.43     8/01/03
-------------------------------------------------------------------------------
James Sanford     6/02/00      50,000           9.3%        $0.43     8/01/03
-------------------------------------------------------------------------------

Christine Cerisse 3/01/00     100,000          18.6%        $1.00     3/01/01
-------------------------------------------------------------------------------

Option Exercises and Option Values

--------------------------------------------------------------------------------
                                              Number of
                                              Securities          Value of
                    Shares                    Underlying        Unexercised
                    Acquired                 Unexercised        In-the-Money
                       on         Value       Options at July   Options at July
Name                Exercise   Realized        31, 2000           31, 2000
                       (1)        (2)        Exercisable/       Exercisable/
                                          Unexercisable (3)  Unexercisable (4)
--------------------------------------------------------------------------------
Scott Munro             --         --           50,000/--              --
--------------------------------------------------------------------------------
James Sanford           --         --           50,000/--              --
--------------------------------------------------------------------------------
Christine Cerisse       --         --          100,000/--              --
--------------------------------------------------------------------------------

(1)  The number of shares received upon exercise of any options.
(2) With respect to options exercised the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.
(3) The total number of unexercised options held as of July 31, 2000, separated between those options that were exercisable and those options that were not exercisable.
(4) For all unexercised options held as of July 31, 2000, the difference between $0.37, which was the market value of MarketU's common stock on that date and the exercise price of the option.

Long Term Incentive Plans - Awards in Last Fiscal Year

None.

Employee Pension, Profit Sharing or Other Retirement Plans

MarketU does not have an active defined benefit, pension plan, profit sharing or other retirement plan, although MarketU may adopt one or more of such plans in the future.

Compensation of Directors

Standard Arrangements. At present MarketU does not pay its directors for attending meetings of the Board of Directors, although MarketU expects to adopt a director compensation policy in the future. MarketU has no standard arrangement pursuant to which directors of MarketU are compensated for any services provided as a director or for committee participation or special assignments.

Other Arrangements. Except as disclosed elsewhere in this prospectus, no director of MarketU received any form of compensation from MarketU during the year ended July 31, 2000.

Stock Option and Bonus Plans

MarketU's Incentive Stock Option Plan, Non-Qualified Stock Option Plan and Stock Bonus Plan are collectively referred to in this prospectus as the "Plans".

Incentive Stock Option Plan.
---------------------------

The Incentive Stock Option Plan authorizes the issuance of options to purchase shares of MarketU 's common stock. Only officers, directors and employees of MarketU may be granted options pursuant to the Incentive Stock Option Plan.

In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

1.    Options granted pursuant to the Plan must be exercised no later than:

      (a) The expiration of thirty (30) days after the date on which an option holder's employment by MarketU is terminated.

      (b) The expiration of one year after the date on which an option holder's employment by MarketU is terminated, if such termination is due to the Employee's disability or death.

2. In the event of an option holder's death while in the employ of MarketU, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

3. The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of MarketU may not be exercisable after five years from the date of grant.

5. The purchase price per share of common stock purchasable under an option is determined by MarketU's Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning MarketU's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan.
-------------------------------

The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase shares of MarketU's common stock to MarketU's employees, directors, officers, consultants and advisors, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price and expiration date are determined by MarketU's Board of Directors.

Stock Bonus Plan.
----------------

MarketU's Stock Bonus Plan authorizes the issuance of shares of common stock to MarketU's employees, directors, officers, consultants and advisors provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other Information Regarding the Plans.
-------------------------------------

The Plans are administered by MarketU's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of MarketU or the period of time a non-employee must provide services to MarketU. At the time an employee ceases working for MarketU (or at the time a non-employee ceases to perform services for MarketU), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of common stock underlying options may be paid through the delivery of shares of MarketU's common stock having an aggregate fair market value equal to the option price, provided the shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

Options are generally non-transferable except upon the death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

The Board of Directors of MarketU may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary. The following sets forth certain information as of May 31, 2001 concerning the stock options and stock bonuses granted by MarketU pursuant to the Plans, and options granted outside of the Plans. Each option represents the right to purchase one share of MarketU's common stock.

-------------------------------------------------------------------------------
                               Total      Shares
                              Shares      Reserved                   Remaining
                             Reserved       for        Shares     Options/Shares
Type of Option              Under Plans  Outstanding   Issued      Under Plans
                                            Options   As Stock
                                                        Bonus
-------------------------------------------------------------------------------

Incentive Stock Option Plan    500,000       50,000           N/A       450,000
------------------------------------------------------------------------------
Non-Qualified Stock Option   1,500,000    1,059,000           N/A       441,000
Plan
------------------------------------------------------------------------------
Stock Bonus Plan               500,000          N/A       169,500       330,500
-------------------------------------------------------------------------------
Options outside of plans           N/A      130,000           N/A           N/A
------------------------------------------------------------------------------

In August 2000, Scott Munro and James Sanford were issued 15,000 and 56,000 shares, respectively, of common stock from MarketU's Stock Bonus Plan for services rendered. In November 2000, Rupinder Nanuwa was issued 4,000 shares of common stock and in February 2001, Christine Strecko was issued 1,000 shares of common stock both from MarketU's Stock Bonus Plan for services rendered. In May 2001, five employees and two consultants were issued 93,500 shares of common stock for services rendered.

The following table lists all outstanding options as of May 31, 2001, including those that were not granted pursuant to MarketU's Incentive or Non-Qualified Stock Option Plans.

                         Shares Issuable    Option
                          Upon Exercise    Exercise     Expiration Date
Name                        of Options      Price          of Option
----                         -----------   -------      -------------------

Scott Munro                   50,000           $0.43          08/01/03
                              75,000           $0.25          06/01/03
Ken Galpin                   100,000           $0.25          06/01/03
George Shahnazarian          100,000           $0.25          06/01/03
Glenn Davies                 100,000           $0.25          06/01/03
Ken Landis                   100,000           $0.25          06/01/03
David Woodcock               100,000           $0.25          06/01/03
James Sanford  *              10,000           $0.43          08/01/03
Company employees, former    374,000           $0.43          08/01/03
   employees and consultants 100,000           $0.25          06/01/03
Other option holders         130,000           $0.43          08/01/03
                          ----------
Total                      1,239,000

* Former officer and/or director. See "Changes in Management" above for information concerning changes in MarketU's management.

See "Selling Shareholders" for information concerning other outstanding warrants and options held by selling shareholders which collectively allow for the purchase of an additional 2,291,893 shares of MarketU's common stock.

Transactions with Related Parties and Recent Sales of Unregistered Securities

On April 28, 2000 MarketU acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents, Inc. (collectively doing business as Home Finders Realty) in exchange for (i) 4,500,000 shares of MarketU's Series A Preferred stock and (ii) 4,500,000 preferred shares in a wholly owned subsidiary of MarketU which was formed for the sole purpose of facilitating the acquisition of Home Finders Realty. William and Carole Coughlin, who are husband and wife, owned all of the issued and outstanding shares of Home Finders Realty at the time of the acquisition.

The preferred shares of MarketU and MarketU's subsidiary may be exchanged for 4,500,000 shares of MarketU's common stock, at the holder's option. Each share of MarketU's Series A Preferred stock is entitled to one vote on all matters submitted to a vote of MarketU's shareholders. The Series A Preferred shares are not entitled to any dividends or any distributions upon the liquidation of MarketU.

The following table shows the shares of MarketU's common stock which Mr. Coughlin and Ms. Coughlin are entitled to receive upon the conversion of the preferred shares.

-------------------------------------------------------------------------------
                                                                  Shares of
                                                              Company's common
                        Series A         Preferred Shares      stock issuable
      Name          Preferred Shares      of Subsidiary         upon exchange
-------------------------------------------------------------------------------
William Coughlin       2,250,000            2,250,000             2,250,000
-------------------------------------------------------------------------------
Carole Coughlin        2,250,000            2,250,000             2,250,000
-------------------------------------------------------------------------------

On September 21, 2000, Khachik Toomian acquired 2,000,000 shares of MarketU's common stock from Christine Cerisse, a former officer and director of MarketU, for $153,000 in cash.

On September 21, 2000, 612559 B.C. Ltd. acquired 250,000 shares of MarketU's common stock from Christine Cerisse for $50,000. 612559 B.C. Ltd. agreed to purchase 500,000 additional shares of MarketU's common stock owned by Ms. Cerisse for $150,000 on or before the 30th day that the registration statement, of which this prospectus is a part, becomes effective. As part of its agreement with Ms. Cerisse, 612559 B.C. Ltd. has the right to vote these 500,000 shares.

Also on September 21, 2000, 612559 B.C. Ltd. acquired the voting rights to 3,500,000 shares of MarketU's Series A Preferred stock owned by William and Carole Coughlin. 612559 B.C. Ltd. also acquired from Mr. and Mrs. Coughlin an option to acquire the 3,500,000 Series A Preferred shares, as well as 3,500,000 preferred shares of a wholly owned subsidiary of MarketU, at a price that ranges from $0.65 to $0.85 per share. The option expires on April 30, 2002.

On October 19, 2000, MarketU issued to Mr. Toomian and 612559 B.C. Ltd. 2,000,000 and 1,133,787 units, respectively, of MarketU for $0.15 per unit. Each unit consists of one share of MarketU's common stock and one-half share purchase warrant. Every whole warrant entitles the holder to purchase one additional share of MarketU's common stock at a price of $0.25 per share if exercised prior to October 19, 2001 and $0.30 per share during the next twelve months.

Kenneth Galpin, George Shahnazarian and Ken Landis are the sole officers and directors of 612559 B.C. Ltd. Mr. Toomian is a business associate of Mr. Shahnazarian. Mr. Toomian, together with Mr. Shahnazarian, Mr. Landis, and Mr. Galpin, on behalf of 612559 B.C. Ltd. have an understanding, but not a written agreement, that they will vote, at shareholders meetings, for the same directors of MarketU and any matters proposed at the shareholders meetings, to accomplish the same business ends.

In February 2001, MarketU acquired 86.9% of the outstanding shares of AMRR.com, Inc. in exchange for 446,530 shares of MarketU's common stock. In May 2001 AMRR paid $16,509 to purchase for cancellation 33,018 of the remaining outstanding AMRR shares. The impact of this transaction was to increase MarketU's ownership in AMRR to 99.7%. On June 27, 2001 MarketU acquired the remaining 673 outstanding AMRR shares, increasing its ownership in AMRR to 100%. At the time of this acquisition AMRR was not conducting any business and AMRR's only assets were a receivable from MarketU in the amount of $43,890 and certain office equipment, valued at approximately $8,700, which MarketU was using in its operations. William Coughlin, although the sole officer and director of AMRR, did not own any of AMRR's capital stock and did not receive any of shares of MarketU in connection with this acquisition.

In March 2001, MarketU sold 375,000 shares of its common stock to KJS Ventures Ltd. for $75,000 $0.20 per share. The purchase price was received in three equal instalments of $25,000 each in March, April and May 2001. KJS Ventures Ltd. is controlled by Ken Landis, a director of MarketU.

In May 2001, MarketU sold 375,000 units to KJS Ventures Ltd. for $75,000 or $0.20 per unit. MarketU received $25,000 in cash on May 22, 2001 and $25,000 in cash on June 15, 2001. The remaining $25,000 is payable on July 13, 2001. Each unit consists of one common share and one warrant. Each warrant is exercisable at a price of $0.25 per share at any time prior to July 13, 2003.

In May 2001, MarketU sold 150,000 units to George Shahnazarian, an officer of MarketU, for $30,000 or $0.20 per unit. Each unit consists of one share of common stock and one warrant. Each warrant is exercisable at a price of $0.25 per share at any time prior to May 29, 2003.

                             Principal Shareholders

The following table sets forth certain information as of May 31, 2001 concerning the common stock owned by each officer and director of MarketU, and each other person known to MarketU to be the beneficial owner of more than five percent of MarketU's common stock.

The percentage ownership calculations are based upon 17,735,077 outstanding shares of common stock, which assumes that all outstanding options and warrants are exercised and all outstanding Series A Preferred shares are converted into shares of common stock.

      --------------------------------------------------------------------------
                                       Shares of
                                     Common Stock         Shares of Common
          Name and Address of        Beneficially        Stock Beneficially
           Beneficial Owner         Owned Prior to       Owned After this
                                    this Offering (1)       Offering (4)
      --------------------------------------------------------------------------
                                 Number        Percent          Number
      --------------------------------------------------------------------------
       Kenneth Galpin         100,000 (2)        0.6%              --
      12385-221 Street
      Maple Ridge, B.C.
      Canada V2X 0T6
      -------------------------------------------------------------------------
       William Coughlin       500,000 (2)        2.8%              --
      11202 Stave Lake Road,
      Mission, B.C.
      Canada V2V 4J1
      --------------------------------------------------------------------------
      Carole Coughlin         500,000 (2)        2.8%              --
      11202 Stave Lake Road,
      Mission, B.C.
      Canada V2V 4J1
      -------------------------------------------------------------------------
      George Shahnazarian     400,000 (2)        2.3%              --
      7460 Burnham Ct.
      Burnaby, B.C.
      Canada V5A 4M7
    ----------------------------------------------------------------------------
      Scott Munro              143,646           0.8%         125,000
      10933 Sylvester Road RR3,
      Mission, B.C.
      Canada V2V 4J1
      -------------------------------------------------------------------------
      Glenn Davies             100,000 (2)       0.6%              --
      9263-209B Place,
      Langley, B.C.
      Canada, V1M 1T1
      -------------------------------------------------------------------------
      Ken Landis               100,000           0.6%              --
      31470 Southern Drive         (2)(3)
      Abbotsford, B.C.
      Canada, V2T 5N9
      --------------------------------------------------------------------------

      -------------------------------------------------------------------------
      David Woodcock          100,000 (2)        1.7%             --
      4353 Huntington Forest
      Drive, Jacksonville, FL
      32257
      -----------------------------------------------------------------------
      Khachik Toomian        5,000,000          28.2%             --
      902 S. Glendale Avenue,
      Glendale, California
      CA91205
      ------------------------------------------------------------------------
      612559 B.C. Ltd.       5,950,680 (2)      33.6%             --
      11476 Kingston Street,
      Maple Ridge, BC
      Canada V2X 0Y5
      -----------------------------------------------------------------------
      KJS Ventures Ltd.       1,125,000(2)(3)    6.3%             --
      31470 Southern Drive
      Abbotsford, B.C.
      Canada
      -------------------------------------------------------------------------
      All Executive Officers  9,019,326         50.9%        125,000
      & Directors as a Group
      (7 persons)
      -------------------------------------------------------------------------
(1) Includes shares issuable to the following persons upon the exercise of options or warrants or upon the exchange of MarketU's Series A Preferred stock:

                    Shares Issuable              Expiration    Shares Issuable
                    Upon Exercise                 Date of       Upon Exchange
                     of Options       Exercise    Option or      of Series A
Name                 or Warrants        Price     Warrant      Preferred Stock
----                 ------------     --------   ------------    ------------

Kenneth Galpin          100,000        $0.25      6/01/03              --
William Coughlin             --        --              --         500,000
Carole Coughlin              --        --              --         500,000
George Shahnazarian     150,000        $0.25      5/28/03              --
                        100,000        $0.25      6/01/03              --
Scott Munro              50,000        $0.43      8/01/03              --
                         75,000        $0.25      6/01/03              --
Glenn Davies            100,000        $0.25      6/01/03              --
Ken Landis              100,000        $0.25      6/01/03              --
David Woodcock          100,000        $0.25      6/01/03              --
Khachik Toomian       1,000,000        $0.25 *   10/18/02              --
612559 B.C. Ltd.        566,893        $0.25 *   10/18/02       3,500,000
KJS Ventures Ltd.       375,000        $0.25      7/12/03              --

* Exercise price increases to $0.30 after 10/18/01.

(2) On September 21, 2000, 612559 B.C. Ltd. acquired 250,000 shares of MarketU's common stock from Christine Cerisse for $50,000. 612559 B.C. Ltd. also agreed to purchase 500,000 shares of MarketU's common stock owned by Ms. Cerisse for $150,000 on or before the 30th day following the date that the registration statement, of which this prospectus is a part, becomes effective. As part of its agreement with Ms. Cerisse, 612559 B.C. Ltd. has the right to vote these 500,000 shares.

     Also on September 21, 2000, 612559 B.C. Ltd. acquired the voting rights to 3,500,000 shares of MarketU's Series A Preferred stock which are owned by William and Carole Coughlin. Each Series A Preferred share is entitled to one vote. 612559 B.C. Ltd. also acquired from Mr. and Mrs. Coughlin an option to acquire the 3,500,000 Series A Preferred shares, as well as 3,500,000 preferred shares of a wholly owned subsidiary of MarketU, at a price that ranges from $0.65 to $0.85 per share. The option expires on April 30, 2002. Kenneth Galpin, George Shahnazarian and Ken Landis are the sole directors, officers and controlling persons of 612559 B.C. Ltd.

The share ownership in the table for 612559 B.C. Ltd.;

o    includes the 250,000 shares acquired from Christine Cerisse;
o    assumes an additional 500,000 shares are acquired from Christine Cerisse;
o    includes the 1,133,787 common shares purchased on October 19, 2000;
o assumes the 3,500,000 preferred shares of MarketU and MarketU's subsidiary which may be acquired from William and Carole Coughlin are exchanged for 3,500,000 shares of MarketU's common stock, and
o includes 566,893 shares of MarketU's common stock issuable upon exercise of outstanding warrants,

      The shareholders of 612559 B.C. Ltd. are as follows:

            Name                          % Ownership

        Ken Galpin                            20.1% *
        George Shahnazarian                    2.0%
        George Shahnazarian                   20.1%  *
        Glenn Davis                           20.1% *
        David Woodcock                         3.35% *
        KJS Ventures Ltd.                     25.0% (3)
        Non-affiliates of MarketU              9.35%
                                              ------
                                                100%

* Share ownership is through MarketU Communications, Ltd.

  William Coughlin is the husband of Carole Coughlin.

(3) Ken Landis is the controlling shareholder of KJS Ventures Ltd. and may therefore be deemed the beneficial owner of the shares owned by this company.
(4) See "Selling Shareholders" for information concerning the shares which are being offered by the persons in this table.

                              SELLING SHAREHOLDERS

The Offering

This prospectus relates to the sale of shares of MarketU's common stock:

o held by shareholders who either purchased the shares from MarketU in private offerings or received the shares for services provided to MarketU,
o held by shareholders who received shares in exchange for the cancellation of options previously issued by MarketU.
o held by former shareholders of AMRR.com, Inc. who received the shares in exchange for shares of AMRR.com's common stock.
o issuable upon the exercise of warrants or options which were previously issued by MarketU, and
o    issuable upon the exchange of MarketU's Series A Preferred stock.

The owners of the common stock described above, the holders of the warrants and options, to the extent they exercise the warrants or options, and the holders of the Series A Preferred stock, to the extent they exchange the Series A Preferred shares for shares of common stock, are referred to in this prospectus as the selling shareholders.

MarketU has agreed with the selling shareholders to file a registration statement, of which this prospectus is a part, to register for public sale the shares of common stock held by the selling shareholders, the shares issuable upon the exercise of the options or warrants and the shares issuable upon the exchange of the Series A Preferred shares. MarketU also agreed to keep the registration statement current until one year after the date of this prospectus. MarketU has agreed to pay the expenses associated with registering the shares to be sold by the selling shareholders which are estimated to be $30,000.
                                                                      Shares to
                              Shares Issuable    Shares Issuable Upon  be Sold
                     Shares   Upon Exercise of   Exchange of Series A  in this
Name                 Owned   Options or Warrants   Preferred Stock     Offering
----                  -----   ------------------  ------------------    -------
William Coughlin           --            --          500,000          500,000
Carole Coughlin            --            --          500,000          500,000
Khachik Toomian     4,000,000     1,000,000               --        5,000,000
612559 B.C. Ltd.    1,883,787       566,893        3,500,000        5,950,680
KJS Ventures Ltd.     750,000       375,000               --        1,125,000
Sierra Group Inc.          --       200,000               --          200,000
                                                                     Shares to

George Shahnazarian   150,000       250,000               --          400,000
Glenn Davies               --       100,000               --          100,000
Kenneth Galpin             --       100,000               --          100,000
Kenneth Landis             --       100,000               --          100,000
David Woodcock             --       100,000               --          100,000
James Scott Munro      15,000            --               --           15,000
James Sanford          56,000            --               --           56,000
Rupinder Nanuwa         4,000            --               --            4,000
Christine Strecko       1,000            --               --            1,000
Pamela Mackie          50,000            --               --           50,000
Stan Penny             25,000            --               --           25,000
Millie Wolfram          4,000            --               --            4,000
Norah Read              5,000            --               --            5,000
Lori Goodkey            2,500            --               --            2,500
Lesly Matter            2,000            --               --            2,000
Justin Van Dyken        5,000            --               --            5,000
Former AMRR.com, Inc.
   shareholders (see
   list below)        446,530            --               --          446,530
                   ----------    ----------      -----------       ----------
                    7,399,817     2,791,893        4,500,000       14,691,710
                    =========     =========        =========       ==========

Former AMRR.com, Inc. Shareholders:

                                                      Shares to be Sold
Name                                Shares Owned       in this  Offering
----                                ------------      ------------------

Alkamp Construction Inc.                9,000               9,000
Berg, Milford Leroy                     8,000               8,000
Charlton, Don                           8,000               8,000
Cooper, George                         13,458              13,458
Crum, Lindsey C.                        2,000               2,000
Crum, Merle A.                         28,000              28,000
Emerson, Harvey and Beverly             8,000               8,000
Hancoop, Rondell J.                    20,000              20,000
Johnson, Pat                            1,000               1,000
Kalashnikov, Alec and Barb             13,454              13,454
Kalashnikov, Ella                       1,346               1,346
Kent, Richard                           4,000               4,000
Lindberg, Gary                          2,000               2,000
Lissimore, Andrew                       5,320               5,320

Marganelli, Chris                       2,692               2,692
Munro, David                            2,000               2,000
Munro, John Ross                        2,782               2,782
Munro, Scott                            3,646               3,646
Munro, Nancy                            6,000               6,000
Pinchbeck, Keith                       10,000              10,000
Ralston, Lyle                           5,382               5,382
Read, Norah                             1,346               1,346
Reid, Ken and Bonnie                    4,000               4,000
Reimer, Murray J. and Ingrid E.       100,000             100,000
Russel, Kurt and Lisa                   2,690               2,690
Saunders, Bruce                        54,000              54,000
Soper, Sandra                           3,032               3,032
Tapella, Leslee                        16,000              16,000
Vanderpol, Marv                        20,000              20,000
Van Dyken, Roger                       20,000              20,000
Van Mersbergen, Lester and Gretchen    20,000              20,000
Lester & Gretchen Van Mersbergen
    Enterprises, Inc.                  40,000              40,000
Wagenaar, Brent                         4,000               4,000
Westwind Projects, Inc.                 5,382               5,382
                                    ---------           ---------
                                      446,530             446,530
                                      =======             =======

The shares owned by 612559 B.C. Ltd., include the 500,000 shares which 612559 B.C. Ltd. has agreed to purchase from Christine Cerisse. See "Management-Transactions with Related Parties and Recent Sales of Unregistered Securities" for more information concerning this agreement.

See "Principal Shareholders" for terms of the warrants held by Khachik Toomian, 612559 B.C. Ltd., George Shahnazarian and KJS Ventures Ltd. The warrants held by Sierra Group, Inc. allow for the purchase of 200,000 shares of common stock at a price of $0.75 per share at any time prior to December 31, 2001.

Assuming all shares owned or which may be acquired by the selling shareholders are sold to the public by means of this prospectus, none of the selling shareholders will own any shares of MarketU's common stock after this offering. None of the selling shareholders, to the knowledge of MarketU, are broker-dealers or are affiliated with broker-dealers.

The names of the natural persons who exercise control over those selling shareholders which are corporations, partnerships, or similar entities are:

  Name of Shareholder               Controlling Persons
  -------------------               -------------------
   612559 B.C. Ltd.                 Kenneth Galpin, George Shahnazarian, Glenn
                                    Davis and Ken Landis

   Sierra Group Inc.                Anthony Remedios, Lydia Remedios, Danielle
                                    Green and Bernard Hughes

   Alkamp Construction Inc.         Aldric Hovenkamp

   Lester and Gretchen Van          Lester and Gretchen Van Mersbergen
      Mersbergen Enterprises, Inc.

   Westwind Projects LLC            Jim Bruinsma

   KJS Ventures Ltd.                Ken Landis

The following selling shareholders have current or past relationships with
MarketU:

   Name                             Nature of Relationship
  -----                             -----------------------

   George Cooper                    Father of William Coughlin

   William Coughlin                 Director

   Carole Coughlin                  Wife of William Coughlin

   James Sanford                    Former Director

   Khachik Toomian                  Principal Shareholder

   612559 B.C. Ltd.                 Controlled by Kenneth Galpin, George
                                    Shahnazarian, Ken Landis,and Glenn Davies, all officers and/or directors of the
                                     Company.

   KJS Ventures Ltd.                Controlled by Ken Landis, a Director of the
                                    Company.

   John Ross Munro                  Father of Scott Munro

   Scott Munro                      Officer

   Nancy Munro                      Mother of Scott Munro

   David Munro                      Brother of Scott Munro

The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) by a broker or dealer as agent for a selling shareholder; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In making sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of MarketU's common stock in the course of hedging the positions they assume with such selling shareholder, including, without limitation, in connection with the distribution of MarketU's common stock by such broker-dealers. A selling shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A selling shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

Broker-dealers, underwriters or agents participating in the distribution of MarketU's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both, which compensation as to a particular broker-dealer may be less than or in excess of customary commissions. Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither MarketU nor any Selling Shareholder can presently estimate the amount of such compensation. MarketU knows of no existing arrangements between any selling shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of MarketU's common stock.

MarketU has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. MarketU has also advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". MarketU has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution.

Pursuant to an exemption order under section 76 of the British Columbia Securities Act granted by the British Columbia Securities Commission, shares of common stock held by certain selling shareholders who are residents of British Columbia may be offered and sold by means of this prospectus provided that (a) neither MarketU nor the selling shareholders take any actions for the purpose of, or that could reasonably be expected to have the effect of, preparing the market in British Columbia, or creating a demand in British Columbia, for the securities; (b) no acts, conduct, advertisements, solicitations or negotiations in furtherance of the trades of the common stock by the selling shareholders is undertaken by MarketU or the selling shareholders in British Columbia; (c) no extraordinary commission or other consideration is paid to a person or company in respect of the trades; (d) if the selling shareholder is an affiliate or officer of MarketU, the selling shareholder has no reasonable grounds to believe that MarketU is in default of securities legislation; and (e) the trades are executed through an exchange or market outside Canada or to a person or company that is not a resident of British Columbia. The selling shareholders are also required to trade their securities solely through a registered dealer in British Columbia. A total of 8,120,326 shares must meet these additional requirements.

MarketU has agreed to pay the expenses associated with registering the shares to be sold by the selling shareholders.

                            Description Of Securities

Common Stock

MarketU is authorized to issue 50,000,000 shares of common stock. As of May 31, 2001 MarketU had 9,704,184 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common and preferred stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of MarketU's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will be paid until MarketU is in profit.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by MarketU. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of Common stock offered hereby will be, upon issuance, fully paid and non-assessable.

Preferred Stock

MarketU is authorized to issue up to 10,000,000 shares of preferred stock. MarketU's Articles of Incorporation provide that the Board of Directors has the authority to divide the unissued preferred stock into series and, within the limitations provided by the Nevada law, to fix by resolution the voting power, including rights to multiple votes per share, dividends rights. which would have priority over any dividends paid with respect to MarketU's common stock, designations, preferences, and relative participation, special rights, and the qualifications, limitations, or restrictions of the shares of any series so established. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted take-over of MarketU.

Series A Preferred Stock

On April 20, 2000, the Board of Directors created a class of preferred stock, designated as the Series A Preferred stock and authorized the issuance of 4,500,000 Series A Preferred shares in connection with the acquisition of Home Finders Realty. As of May 31, 2001, MarketU had 4,500,000 shares of Series A Preferred stock issued and outstanding. Holders of the Series A Preferred stock are each entitled to one vote on all matters submitted to a vote of MarketU's shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common and Series A Preferred stock can elect all directors. One Series A Preferred share together with one preferred share of MarketU's subsidiary may at any time be exchanged for one share of MarketU's common stock.

Options and Warrants outstanding as of May 31, 2001

MarketU has issued warrants and options which collectively allow the holders to purchase up to 3,530,893 shares of MarketU's common stock.

Transfer Agent

The transfer agent for MarketU's common stock is Corporate Stock Transfer, having an office at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

                                LEGAL PROCEEDINGS

MarketU is not engaged in any litigation, and the officers and directors presently know of no threatened litigation involving MarketU.

                                     EXPERTS

The financial statements of MarketU as of July 31, 2000 and July 31, 1999 and for the years ended July 31, 2000, 1999 and 1998, included as part of this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report dated November 14, 2000 except for notes 1 and 2(a) which are as of May 14, 2001. The financial statement of Home Finders Realty for the period ended April 28, 2000 and years ended December 31, 1999 and 1998, included as part of this prospectus have been audited by KPMG LLP, independent auditors, as stated in their report dated May 14, 2001.

These financial statements have been included in this prospectus in reliance upon the report of KPMG LLP, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

Effective October 19, 2000 MarketU retained KPMG to act as its auditors. In this regard KPMG replaced Morgan & Company which had originally audited MarketU's financial statements for the fiscal years ended July 31, 1999 and 1998. The reports of Morgan & Company for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During MarketU's two most recent fiscal years and subsequent interim periods, there were no disagreements with Morgan & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Morgan & Company would have caused Morgan & Company to make reference to such disagreements in its reports.

MarketU has authorized Morgan & Company to discuss any matter relating to MarketU's operations with KPMG.

The change in auditors was recommended and approved by MarketU's board of directors. MarketU does not have an audit committee.

During the two most recent fiscal years and subsequent interim period ending October 19, 2000 MarketU did not consult with KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on MarketU's financial statements, or any matter that was the subject of a disagreement or what is defined as a reportable event by the Securities and Exchange Commission.

                                 INDEMNIFICATION

MarketU's Bylaws authorize indemnification of a director, officer, employee or agent of MarketU against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of MarketU who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling MarketU pursuant to the foregoing provisions, MarketU has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

MarketU is subject to the requirements of the Securities Exchange Act of 1934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by MarketU can be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding MarketU. The address of that site is http://www.sec.gov.

MarketU has filed with Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to MarketU and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's Internet site.

            Consolidated Financial Statements of


            MARKETU INC.

            (FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)

            (Expressed in U.S. Dollars)


            Year ended July 31, 2000

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

MarketU Inc.

We have audited the consolidated balance sheets of MarketU Inc. (formerly North American Resort and Golf, Inc.) as of July 31, 2000 and July 31, 1999, and the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive loss and cash flows for each of the years in the three year period ended July 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of MarketU Inc. as at July 31, 2000 and 1999 and the results of its operations and its cash flows for each of the years in the three year period ended July 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

These consolidated financial statements have been restated from those previously presented as explained in Note 1.

[GRAPHIC OMITTED]

/s/ KPMG, LLP

Chartered Accountants

Abbotsford, Canada
November 14, 2000, except for notes 1 and 2(a) which are as of May 14, 2001

 MARKETU INC.
 (FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
 Consolidated Balance Sheets (restated - Note 1)
 (Expressed in U.S. Dollars)

 July 31, 2000 and 1999

 -------------------------------------------------------------------
                                                 2000          1999
 -------------------------------------------------------------------
 Assets

 Current assets:
    Cash                                    $   3,034        $    -
    Accounts receivable                         6,821             -
    Prepaid expenses                           29,045             -
    Security deposit                           10,810             -
    ----------------------------------------------------------------
    ----------------------------------------------------------------
                                               49,710             -

 Due from shareholder (Note 3)                 69,241             -

 Goodwill (Note 4)                            913,078             -

 Fixed assets (Note 5)                         30,094             -

 Web site development (Note 6)                 33,563             -

 -------------------------------------------------------------------
                                            $1,095,686        $    -
 -------------------------------------------------------------------

 Liabilities and Stockholders' Equity (Deficiency)

 Current liabilities:
    Accounts payable and accrued
    liabilities                             $  95,144        $    -
    Unearned revenue                          137,489             -
    Advances payable                                -        24,540
    Promissory notes payable (Note 7)          24,887             -
    Payable to related party (Note 8)          49,388             -
    ----------------------------------------------------------------
                                              306,908        24,540
 Stockholders' equity (deficiency) (Note 11):
    Common stock                                5,054         4,552
    Additional paid in capital                330,376        82,128
    Series A preferred stock                  759,375             -
    Deficit                                 (306,932)     (111,220)
    Accumulative  other comprehensive
    income:
       Cumulative exchange adjustment             905             -
     ---------------------------------------------------------------
                                              788,778      (24,540)
 Subsequent events (Note 13)
 -------------------------------------------------------------------
                                           $1,095,686        $    -
 -------------------------------------------------------------------

 See accompanying notes to consolidated financial statements.

 MARKETU INC.
 (FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
 Consolidated Statements of Operations (restated - Note 1)
 (Expressed in U.S. Dollars)

 Years ended July 31, 2000, 1999 and 1998

 -----------------------------------------------------------------------
                                         2000          1999        1998
 -----------------------------------------------------------------------
 Revenue:
    Membership dues                 $  86,100        $   -       $   -
    Referral fees                      94,563            -           -
    Miscellaneous revenue               3,397            -           -
    -------------------------------------------------------------------
                                      184,060            -           -

 Direct costs:                                           -
    Commission                         17,040            -           -
    Courier                               655            -           -
    Credit card                         1,652            -           -
    Telephone                           6,779            -           -
    Wages and benefits                 33,008            -           -
    Web site maintenance and           14,839            -           -
    development
    -------------------------------------------------------------------
                                       73,973            -

 ----------------------------------------------------------------------
 Gross margin                         110,087            -           -

 General and administrative expenses:
    Advertising and promotion           2,457            -      11,135
    Amortization - capital assets       2,763            -           -
                         - goodwill    83,007
    Automobile                          1,083            -           -
    Bank charges and interest           1,010            -           -
    Consulting services                     -          382      11,036
    Computer services                   5,233            -           -
    Impairment loss on option to
    acquire shares                          -        2,170           -
    Insurance and licensing               937            -           -
    Investor relations and             16,261            -       4,037
    marketing
    Office rent                         5,963        2,299       1,203
    Office supplies                    12,891        1,557      12,389
    Professional fees                  72,051          245      13,989
    Maintenance and utilities           1,332            -           -
    Management fees                    77,172            -      22,177
    Stock transfer and filings          2,390        1,182       2,489
    Telephone                             734          948       3,333
    Travel                              1,229            -       2,587
    Wages and benefits                 19,286            -           -
    -------------------------------------------------------------------
                                      305,799        8,783      84,375
 ----------------------------------------------------------------------
 Net loss for the year              $(195,712)   $ (8,783)  $ (84,375)
 ----------------------------------------------------------------------
 Net loss per common share, basic   $  (0.03)       $    -   $  (0.02)
 and diluted
 Weighted average common shares
  outstanding, basic and diluted    5,940,980    4,552,200   4,093,496
 ----------------------------------------------------------------------

  See accompanying notes to consolidated financial statements.

MARKETU INC.
(FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
Consolidated Statements of Stockholders' Equity (Deficiency) and Comprehensive Loss (restated - Note 1) (Expressed in U.S. Dollars)
Years ended July 31, 2000, 1999 and 1998

------------------------------------------------------------------------------------------------------------------
                                                                           Accumulated
                                           Additional      Series A           other
                           Common stock       paid in    Preferred Stock   comprehensive   Accumulated
                         Shares    Amount    capital    Shares     Amount     Income         deficit        Total
-------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1997 2,500,000  $2,500     $   -     $    -     $     -     $      -     $ (18,062)    $ (15,562)
Issuance of common
 stock for
 services, October
 6, 1997 at
 estimated fair
 value of stock of
 $9,350                  935,000     935     8,415          -           -            -             -         9,350
Issuance of common
 stock for cash,
 October 6, 1997
 at $0.01 per share      350,000     350     3,150          -           -            -             -         3,500
Issuance of common
 stock for cash,
 October 24, 1997
 at $0.10 per share      530,000     530    52,470          -           -            -             -        53,000
Issuance of common
 stock for third
 party stock
 options, December
 18, 1997 at $0.01
 per share               208,200     208     1,874          -           -            -             -         2,082
Issuance of common
 stock for third
 party stock
 options, April 3,
 1998 at $0.01 per
 share                     8,800       9       79           -           -            -             -            88
Issuance of common
 stock for cash,
 April 3, 1998 at
 $0.80 per share          20,200      20   16,140           -           -            -             -        16,160
Loss for the year              -       -        -           -           -            -       (84,375)      (84,375)

-------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1998 4,552,200   4,552   82,128           -           -            -      (102,437)      (15,757)
Loss for the year              -       -        -           -           -            -        (8,783)       (8,783)
--------------------------------------------------------------------------------------------------------------------
Balance, July 31,
  1999               $ 4,552,200 $ 4,552  $82,128           -           -     $      -    $ (111,220)    $ (24,540)


MARKETU INC.
(FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
Consolidated Statements of Stockholders' Equity (Deficiency) and Comprehensive Loss (restated - Note 1) (Continued)
(Expressed in U.S. Dollars)

Years ended July 31, 2000, 1999 and 1998

------------------------------------------------------------------------------------------------------------------
                                                                              Accumulated
                                              Additional      Series A           other
                            Common stock       paid in     Preferred Stock    comprehensive   Accumulated
                          Shares      Amount    capital    Shares     Amount     Income         deficit        Total
-------------------------------------------------------------------------------------------------------------------
Balance, July 31, 1999   4,552,200   $4,552    $82,128        -     $    -     $      -     $  (111,220)   $ (24,540)
Issuance of common
 stock for cash,
 December 15, 1999 at
 $0.25 per share           200,000      200     49,800        -          -            -              -        50,000
Issuance of common
 stock for cash,
 February 10, 2000 at
 $0.50 per share            50,000       50     24,950        -          -            -              -        25,000
Issuance of common
 stock for cash, March
 10, 2000 at $0.75 per
 share                      61,500       61     30,689        -          -            -              -        30,750
Issuance of common
 stock for cash, March
 17, 2000 at $0.75 per
 share                     125,667      126     94,124        -          -            -              -        94,250
Series A preferred
 stock issued on
 purchase of Home
 Finders Realty (Note
 2(a))                          -         -          - 4,500,000   759,375            -              -       759,375
Issuance of common
 stock for cash, May
 5, 2000 at $0.75 per
 share                     65,000        65     48,685        -          -             -              -        48,750

Comprehensive loss:
    Translation
     adjustment                 -        -           -        -         -           905               -           905
    Loss for the year           -        -           -        -         -             -        (195,712)     (195,712)
    ------------------------------------------------------------------------------------------------------------------
                                                                                    905        (195,712)     (194,807)
    ------------------------------------------------------------------------------------------------------------------
Balance, July 31,
  2000                  5,054,367   $5,054    $330,376  4,500,000  $759,375       $ 905       $(306,932)     $788,778
-----------------------------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

MARKETU INC.
(FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
Consolidated Statements of Cash Flows (restated - Note 1)
(Expressed in U.S. Dollars)
Years ended July 31, 2000, 1999 and 1998

 --------------------------------------------------------------------------
                                            2000        1999         1998
 --------------------------------------------------------------------------

 Cash flows from operating activities:
    Loss for the year                  $ (195,712)     $(8,783)    $(84,375)

    Items not involving cash:
    Amortization                           85,770           -            -
    Amortization of web site                8,256           -            -
    development costs
    Impairment loss on option to
    acquire shares                              -       2,170            -
    Common shares issued for                    -           -        9,350
    services
    Changes in operating asset
    and liabilities:
       Accounts receivable                 (2,333)          -            -
       Prepaid expenses                     4,374         604         (604)
       Accounts payable and                31,487      (4,000)       2,469
       accrued liabilities
       Unearned revenue                   (34,440)          -            -
   --------------------------------------------------------------------------
     Net cash used in operating          (102,598)    (10,009)     (73,160)
    activities

 Cash flows from investing activities:
    Proceeds on sale of fixed                  -            -          427
    assets
    Purchase of fixed assets                (171)           -            -
    Web site development                 (17,960)           -            -
    Cash acquired on purchase of
    Home Finders Realty                    1,644            -            -
    Security deposits                        (82)           -            -
    Notes issued to Home Finders
    Realty prior to acquisition          (92,334)           -            -
    ---------------------------------------------------------------------------
   Net cash provided by (used
    in) investing activities            (108,903)           -          427

 Cash flows from financing activities:
    Net proceeds from issuances
    of and subscriptions for             248,750            -       72,660
    common stock
    Advances from related party                -            -       24,540
    Repayment of advances to             (35,164)           -     (53,000)
    related party
    Advances from shareholder              9,842            -            -
    Repayment of promissory notes         (8,893)           -            -
    -------------------------------------------------------------------------
    Net cash provided by                 214,535            -       44,200
    financing activities
 -----------------------------------------------------------------------------
 Increase (decrease) in cash               3,034      (10,009)     (28,533)

 Cash, beginning of year                       -       10,009       38,542
 ------------------------------------------------------------------------------
 Cash, end of year                       $ 3,034      $    -       $10,009
 ----------------------------------------------------------------------------
 Supplementary disclosure:
    Non-cash transactions:
       Purchase of Home Finders
       Realty for stock and
       debt, net of cash              $1,090,518      $    -      $    -
       acquired (Note 2(a))
       Notes receivable
       extinguished on                  $ 92,334      $    -      $    -
       acquisition of Home
       Finders Realty
       Issue of common stock for
       options to purchase shares        $    -       $    -     $ 2,170
    Interest paid                      $  1,010       $    -      $    -
    Income taxes paid                    $    -       $    -      $    -
 ------------------------------------------------------------------------------
See accompanying notes to consolidated financial statements.

MARKETU INC.
(FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
Notes to Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)

Years ended July 31, 2000, 1999 and 1998

-------------------------------------------------------------------------------
MARKETU INC.
(FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
Notes to Consolidated Financial Statements
(Expressed in U.S. Dollars)

Years ended July 31, 2000, 1999 and 1998

--------------------------------------------------------------------------------

1. General operations:

   North American Resorts & Golf, Inc. ( "NARG" or, subsequent to April 28, 2000, the "Company") was incorporated under the laws of the State of Nevada on June 4, 1997. To April 28, 2000, it was substantially inactive and, for financial reporting purposes, considered to be a development stage enterprise. On April 28, 2000, NARG acquired two Canadian subsidiaries in a series of transactions that were originally accounted for as a recapitalization of the Canadian subsidiaries, as discussed in the original 10-KSB filing dated November 22, 2000. In late April 2001, the Securities and Exchange Commission ("SEC") advised the Company that as the former shareholders of Canadian subsidiaries, which entities were under common control, held only 47.4% of the Company immediately after the transaction, and that notwithstanding that the Company's sole business activity was of the Canadian subsidiaries, recapitalization accounting treatment was not in the SEC's view, appropriate and required that the transaction be accounted for as a business combination utilizing the purchase method with NARG identified as the acquirer. The acquired Canadian subsidiaries were Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc. (collectively "Home Finders Realty").

   The impact of the change in accounting methods on previously issued financial statements is as follows:

   Increase (decrease) from the following previously-reported amounts:

   Balance sheet
   ----------------------------------------------------------------
                                            July 31,      December 31,
                                              2000           1999
      --------------------------------------------------------------

    Current assets                            $    -    $ (51,748)
    Fixed assets                                   -      (34,698)
    Other assets                                   -      (68,649)
    Goodwill                                 913,078             -
   ----------------------------------------------------------------
                                            $913,078    $(155,095)
   ----------------------------------------------------------------

   Current liabilities                        $    -    $(328,190)
   Stockholder's equity                      913,078       173,095

   ----------------------------------------------------------------
                                            $913,078    $(155,095)
   ----------------------------------------------------------------

   Income Statement

   Previously, the Company reported Home Finders Realty's historic operations which were as follows:


   ----------------------------------------------------------------
                                 Seven
                                 months    Year ended   Year ended
                                  ended     December     December
                                 July 31,   31, 1999     31, 1998
                                   2000
    ----------------------------------------------------------------

    Revenue                      $379,344    $572,855   $ 413,647
    Cost of sales                            (227,846)   (295,735)
                                 (133,733)
   General and administrative
    expenses                                 (320,694)   (218,702)
                                 (305,856)
   ----------------------------------------------------------------
    Net income (loss)                         $ 24,315  $(100,790)
                                 $(60,245)
   ----------------------------------------------------------------

   Home Finders Realty's operations are now included only since date of acquisition of April 28, 2000.

   The Statements of Cash Flows, Stockholders' Equity (Deficiency) and Comprehensive Loss have been restated to reflect the change in accounting for this transaction. Prior to the purchase transaction, NARG had conducted only limited operations and had not commenced an active business. The purchase transaction is detailed in Note 2(a). On June 27, 2000 the Company changed its name to MarketU Inc.

   Since the transactions on April 28, 2000, the Company's primary business activity is to provide a service which allows real estate professionals and the general public to find customer service oriented realtors in North American cities through the Company's web sites AMRR.com and CMRR.com.

2.    Significant accounting policies:

   (a)      Basis of presentation:

      On April 28, 2000, NARG acquired all of the issued and outstanding shares of Home Finders Realty. This transaction was completed by issuing 4,500,000 voting, convertible Series A Preferred shares to the shareholders of Home Finders Realty. Upon completion of this transaction the former shareholders of Home Finders Realty held approximately 47.4% of the voting shares of the Company.

      The steps utilized to complete this transaction were as follows:

(i)  NARG   incorporated   604587  British  Columbia  Ltd.   ("604587"),   as  a
     wholly-owned subsidiary, to facilitate the transaction. 604587's sole purpose was to facilitate the transaction and has no operations.

(ii) 604587 issued 4,500,000 non-voting preferred shares and NARG issued 4,500,000 voting Series A preferred shares, to the former shareholders of Home Finders Realty in exchange for all of the issued and outstanding common shares of Home Finders Realty. The non-voting preferred shares have nominal value and are not entitled to equity of the Company beyond their nominal value. The non-voting shares were issued to facilitate the exchange of the voting Series A preferred shares at a future date and to allow the Canadian shareholders of Home Finders Realty to complete the transaction on a tax-deferred basis.

     The preferred shareholders of 604587 and the Company can cause, at their option, the Company to convert one preferred share in 604587 and one Series A preferred share of the Company into one common share of the Company at any time at their option. This is summarized as follows:

         ----------------------------------------------------------
                                                     Shares of the
                                                  Company's common
         Series A               Preferred shares    stock issuable
         preferred shares         of 604587          upon exchange
         ----------------------------------------------------------
            4,500,000              4,500,000           4,500,000
         ----------------------------------------------------------

         As directed by the SEC, this business combination has been accounted for as a purchase of Home Finders Realty by NARG.

         The effective 4,500,000 common shares issued by NARG on the acquisition have been valued based on their market trading price at the time the transaction was agreed to and announced. The consideration paid has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at April 28, 2000, the acquisition date, which are as follows:

         -----------------------------------------------------------

         Assets acquired:
             Cash                                          $  1,644
             Other current assets                            50,968
             Fixed assets                                    32,869
             Other assets                                   102,930
             -------------------------------------------------------
                                                            188,411
         Goodwill                                           996,085
         -----------------------------------------------------------
                                                          1,184,496
         Less:
             Debt assumed on acquisition                  (332,787)
             Note receivable due from Home Finders
              Realty extinguished on acquisition           (92,334)
             -------------------------------------------------------
             -------------------------------------------------------
                                                          (425,121)

         -----------------------------------------------------------
          Fair market value of Series A preferred
          shares issued upon acquisition of Home           $759,375
          Finders Realty
         -----------------------------------------------------------

         The pro forma statement of operations for the Company for the years ended July 31, 2000 and 1999, giving effect to the acquisition of Home Finders Realty as if it had occurred at the beginning of each of the years presented is as follows:

         -----------------------------------------------------------
                                            Year ended   Year ended
                                              July 31,   July 31,
                                              2000         1999
                                           (Unaudited)  (Unaudited)
         -----------------------------------------------------------
          Revenue
              Membership                      $378,656     $275,844
              Referral fees                    232,454       77,936
              Other                              4,745            -
             -------------------------------------------------------
                                               615,855      353,780
          Cost of sales                        275,941      228,638
          -----------------------------------------------------------
          Gross margin                         339,914      125,142

          General and administrative           618,800      172,078
         expenses
          Amortization of goodwill             332,028      332,028
         -----------------------------------------------------------
                                               950,828      504,106

         -----------------------------------------------------------
          Pro forma net loss                $ (610,914)   $(378,964)
         ----------------------------------------------------------

         Pro forma net loss per share, basic   $ (0.10)   $  (0.08)
         and diluted
         -----------------------------------------------------------

   (b)      Consolidation:

      The consolidated financial statements include the accounts of the Company and all of its directly and indirectly owned subsidiaries since acquisition, all of which are wholly-owned, as follows:

               604587 British Columbia Ltd.
               Most Referred Real Estate Agents Inc.
               Home Finders Realty Ltd.

      All significant inter-company balances and transactions have been eliminated in the consolidated financial statements. As indicated in Note 2(a), the 4,500,000 non-voting preferred shares of 604587 have a nominal value assigned in accordance with their economic rights. Accordingly, minority interest is not separately presented in the consolidated balance sheet.

    (c)     Use of estimates:

      The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and reported revenues and expenses for the reporting period. Actual results may significantly differ from those estimates.

   (d)      Foreign currency translation:

      The Company's reporting and functional currency is the U.S. dollar. The operations of the Company's subsidiaries are located in Mission, Canada and their functional currency is the Canadian dollar. The operations have been translated into U.S. dollars using the current rate method whereby the assets and liabilities are translated at the rates of exchange in effect at the balance sheet date and revenue and expenses are translated at the average rates of exchange during the year.

      Adjustments from the translation of the subsidiaries financial information are included in comprehensive income (loss) and as a separate component of stockholders' equity (deficiency).

   (e)      Fixed assets:

      Fixed assets are recorded at cost. Amortization has been provided on the declining balance basis using the following rates:

               Office equipment                         20%
               Automotive equipment                     30%
               Computer hardware                        30%
               Computer software                       100%

    (f)     Goodwill:

      Goodwill arose on the acquisition of Home Finders Realty and is recorded at cost. Amortization has been provided on a straight line basis over 36 months from date of acquisition.

    (g)     Income taxes:

      The Company follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period.

      Deferred income taxes are provided based on the estimated future tax effects of timing differences between financial statement carrying amounts of assets and liabilities and their respective tax basis as well as the benefit of losses available to be carried forward to future years for tax purposes.

      Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those timing differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such future tax assets will not be realized.

   (h)      Net loss per share:

      Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common and potentially dilutive common stock outstanding during the period. As the Company has a net loss in the years ending July 31, 1998, 1999 and 2000, basic and diluted net loss per share are the same.

   (i)      Web site development:

      The Company accounts for web site development costs in accordance with EITF 00-2. Under this standard web site development, including customizing database software, development of HTML web page templates and installation of servers as well as significant upgrades and enhancements, are capitalized. Amortization of these costs is provided for over two years on a straight-line basis and is recorded as part of web site maintenance and development. Routine web-site maintenance costs, operating costs and costs associated with upgrades that do not increase functionality are expensed as incurred.

    (j)     Stock-based compensation:

      The Company accounts for its employee stock-based compensation arrangement in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense under fixed plans is recorded on the date of grant only if the market value of the underlying stock at the date of grant exceeds the exercise price. The Company recognizes compensation expense for stock options, common stock and other equity instruments issued to non-employees for services received based upon the fair value of the equity instruments issued.

      SFAS No. 123, Accounting for Stock Based Compensation, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

      Pro forma loss and pro forma loss per share are disclosed in Note 11(b).

    (k)     Revenue recognition:

      The Company earns revenues from the sale of annual non-refundable realtor memberships and through referral fees resulting when a person buys or sells a house through a member realtor referred by the Company. Membership fees are recognized over the membership period from the commencement of the membership term. Referral fees are recorded when earned and received from the members.

3. Due from shareholder:

   The amount due from shareholder is without interest, has no specified terms of repayment and is unsecured. The shareholder is also a director of the Company. The amount due from shareholder arose due to Home Finders Realty funding certain expenditures pertaining to a shareholder prior to the purchase transaction. Pursuant to a verbal agreement between the Company and the shareholder, the amount due is to be repaid from proceeds received by the shareholder from sales of the Company's common shares on the open market. At July 31, 2000 the shareholder held common shares having a market value in excess of the amount due.

4. Goodwill:


   ----------------------------------------------------------------
                                                2000          1999
   ----------------------------------------------------------------
                                              (Note 1)

   Cost                                     $996,085            $-
    Accumulated amortization                  83,007             -
   ----------------------------------------------------------------
    Net book value                          $913,078            $-
   ----------------------------------------------------------------

5. Fixed assets:

   Fixed assets consist of the following:

   ----------------------------------------------------------------
                                                2000          1999
   ----------------------------------------------------------------
                                               (Note 1)
   Cost:
        Automotive                           $ 7,172           $ -
        Computer equipment                    16,278             -
        Computer software                     25,813             -
        Office equipment                      10,787             -
       ------------------------------------------------------------
                                              60,050             -
    Accumulated amortization:
       Automotive                                                -
                                               3,341
       Computer equipment                      5,064             -
       Computer software                      11,246             -
       Office equipment                       10,305             -
       ------------------------------------------------------------
                                              29,956             -
   ----------------------------------------------------------------
   Net book value                            $30,094           $ -
   ----------------------------------------------------------------

6. Web site development:

   ----------------------------------------------------------------
                                                2000          1999
   ----------------------------------------------------------------
                                                           (Note 1)

   Cost                                      $70,612            $-
   Less accumulated amortization              37,049             -
   ----------------------------------------------------------------
     Net book value                          $33,563            $-
   ----------------------------------------------------------------

7. Promissory notes payable:

   ----------------------------------------------------------------
                                                2000          1999
   ----------------------------------------------------------------
                                                          (Note 1)

   Note payable, with interest at 10%
   (reduced to 8.5% if fully repaid by
   December 2, 2000), no fixed terms of       $9,083            $-
   repayment; secured - see below

   Note payable, with interest at 10% per
   annum (reduced to 8.5% if fully repaid
   by December 2, 2000), no fixed terms of    15,804             -
   repayment; secured - see below
   ----------------------------------------------------------------
                                             $24,887            $-
   ----------------------------------------------------------------

   The above promissory notes are secured by a general security agreement over all of the assets of the Company's subsidiary, Home Finders Realty Ltd.



8. Payable to related party:

   ----------------------------------------------------------------
                                                2000          1999
     ----------------------------------------------------------------
                                                          (Note 1)
   Due to AMRR.com Inc. ("AMRR"), without
   interest or specified terms of repayment   $49,388         $-
   ----------------------------------------------------------------

   A director of the Company is the sole director of AMRR.

   The Company leases computer and office equipment with a cost of approximately $31,000 from AMRR for $1 per year.

9. Income taxes:

   The Company has income tax loss carryforwards of approximately $154,000 which are available to reduce future taxable income. The benefits of the losses has not been recognized in the financial statements. The losses will expire as follows:

   ----------------------------------------------------------------
                                      Canada       U.S.      Total
     ----------------------------------------------------------------

   2005                              $26,000      $   -    $26,000
   2006                              $24,000      $   -    $24,000
   2007                              $44,000      $   -    $44,000
   2010                              $     -    $60,000    $60,000
   ----------------------------------------------------------------

   Significant components of the Company's deferred tax assets and liabilities are shown below. A valuation allowance has been recognized to fully offset the net future tax assets as realization of such net assets is uncertain.

   ----------------------------------------------------------------
                                                   2000       1999
     ----------------------------------------------------------------
                                                          (Note 1)
   Deferred tax assets:
       Operating loss carryforwards             $67,000    $59,610
       Unearned revenues                         59,000          -
          ------------------------------------------------------------
                                                126,000     59,610

   Valuation allowance for deferred tax       (109,000)   (59,610)
   assets
     ----------------------------------------------------------------
   Net deferred tax assets                       17,000          -

   Deferred tax liabilities:
       Capital assets and web site              (5,000)          -
       development
       Prepaid expenses                        (12,000)          -
         ------------------------------------------------------------
                                               (17,000)          -
   ----------------------------------------------------------------
                                                  $   -      $   -
   ----------------------------------------------------------------


10.   Financial instruments:

   The Company's financial instruments consist of cash, accounts receivable, security deposit, amount due to (from) shareholder, accounts payable and accrued liabilities, promissory notes payable and payable to related party. It is the opinion of management that the maximum credit risk equals their carrying values.

   Fair value:

   The carrying values of cash, accounts receivable, security deposit, amount due from shareholders, accounts payable and accrued liabilities, promissory notes payable and payable to related party approximate fair value due to the short-term maturities of these instruments.

   It is not practicable to determine the fair value of the amounts due from shareholders nor amounts due to related parties due to their related party nature and the absence of a secondary market for such instruments.

   Foreign Exchange Risk:

     The Company's Canadian subsidiaries, Home Finders Realty Inc. and Most Referred Real Estate Agents Inc., operate in Canadian dollars. As a result, the amounts included in the consolidated financial statements relating to these two subsidiaries will fluctuate with the Canadian foreign exchange rate.

11.   Share capital:

   (a)  Authorized:
         50,000,000 Common shares, par value of $0.001 per share
         10,000,000 Preferred shares, par value $0.001 per share, designated as follows:
            4,500,000 Series A preferred shares (1999 - nil)
            5,500,000 Unissued and undesignated (1999 - 10,000,000)

      During the period, the Company created the Series A preferred shares and allocated 4,500,000 of the Preferred shares to Series A.

      Each share of the Company's Series A preferred stock is entitled to one vote on all matters submitted to a vote of the Company's stockholders. The Series A preferred shares are not entitled to any dividends or any distributions upon the liquidation of the Company.

      One Series A preferred share of the Company together with one preferred share of 604587 British Columbia Ltd. may be exchanged for one share of the Company's common stock. Otherwise, the rights and preferences of the unissued and undesignated Preferred shares have not been determined.

    (b)     Options:

      The following table sets forth information concerning the options granted to the Company's officers, directors, employees and others and the exercise price as of July 31, 2000:

      -------------------------------------------------------------
                                              Number
                                       of
      Issue date              Expiry date     options       Exercise
                                              granted       price
      -------------------------------------------------------------

      Prior to July 31, 1999                        -
      December 6, 1999        December     6, 400,000 1      $0.25
                              2001
      March 6, 2000           March 1, 2001   300,000 2      $1.00
      May 30, 2000 3          August 1, 2003  567,000 4      $0.43
      -------------------------------------------------------------
                                              1,267,000
      -------------------------------------------------------------

      1. All of these options were cancelled subsequent to July 31, 2000.

      2. Subsequent to July 31, 2000, 200,000 of these options were cancelled.

      3. These options were not exercisable before August 1, 2000.

      4. Subsequent to July 31, 2000, 40,000 of these options were cancelled.

      At the time of grant the market value of all options did not exceed the exercise price. No options were exercised during the year ending July 31, 2000.

      During the year ending July 31, 2000, the following options, included in the total above, have been issued and remain unexercised as of July 31, 2000 under the "Incentive Stock Option Plan":

      -------------------------------------------------------------
                                                 Number
                                                  of
      Date of grant             Expiry date     options     Exercise
                                                granted       price
      -------------------------------------------------------------
      Incentive Stock Option
      Plan:
          May 20, 2000 3       August 1, 2003   50,000       $0.43
      -------------------------------------------------------------

      The fair value of options granted in fiscal was $0.29 per share.

      Pro forma loss and loss per share after consideration of fair market value of share options granted is as follows:

      -------------------------------------------------------------
                              Year ended     Year ended   Year ended
                             July 31,2000     July 31,      July 31,
                                                1999          1998
      -------------------------------------------------------------
                                        (restated - Note 1)

      Net loss as reported     $(195,712)     $(8,783)   $(84,375)

      Pro forma compensation
      for stock options         (125,310)            -           -
      -------------------------------------------------------------
      Pro forma loss           $(321,022)     $(8,783)   $(84,375)
      -------------------------------------------------------------
      Pro forma loss per
      share, basic                $(0.05)           $-     $(0.02)
      -------------------------------------------------------------


   (c)      Warrants:

      The following table sets forth information concerning warrants granted:

      -------------------------------------------------------------------
                                                  Number
                                                   of
      Issue date                  Expiry date    options     Exercise price
                                                 granted
           -------------------------------------------------------------------

      Prior to July 31, 1999                           -
      December 15, 1999      December 22, 2001   200,000    $0.50 per share
                                                            to December 22,
                                                            2000 $0.75 per share
                                                            after December 22,
                                                            2000
      March 17, 2000         February 10, 2001    50,000    $0.75 per share
      March 17, 2000         March 10, 2001       61,500    $0.75 per share
      March 17, 2000         March 17, 2001       59,000    $1.00 per share
      March 17, 2000         March 17, 2001       66,667    $1.00 per share
      May 5, 2000            May 1, 2001          65,000    $1.25 per share
      May 5, 2000            May 1, 2001          65,000    $1.50 per share
      -------------------------------------------------------------------
                                                  567,167
      -------------------------------------------------------------------

12.   Stock compensation plans:

   (a)      Incentive stock option plan:

      The incentive stock option plan authorizes the issuance of options to purchase shares of the Company's common stock. Only officers, directors, and employees of the Company may be granted options pursuant to the Incentive Stock Option Plan.

      The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the common stock of the Company may not be exercisable after five years from the date of grant.

      The purchase price per share of common stock, purchasable under an option, is determined by the Company's Board of Directors but cannot be less than the fair market value of the common stock on the date of the grant of the option.

   (b)      Non-qualified stock option pan:

      The non-qualified stock option plan authorizes the issuance of options to purchase shares of the Company's common stock to the Company's employees, directors, officers, consultants or advisors and such services. The option exercise price and expiration date are determined by the Company's Board of Directors.

   (c)      Stock bonus plan:

      The Company's stock bonus plan authorizes the issuance of shares of common stock to the Company's employees, directors, officers, consultants and advisors provided however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

   All options outstanding and issued during the period are listed in Note
11(b).

13.   Subsequent events:

   On October 19, 2000, the Company issued 3,133,787 common shares of the Company for $0.15 each through a private placement. The money raised by this issuance of shares was approximately $470,000. In conjunction with this transaction the Company issued warrants to the purchasers that, upon exercise, allow them to acquire an additional 1,566,893 shares as follows:

       Up to October 18, 2001                  $0.25 per share
       From October 19, 2001 to October 18,    $0.30 per share
       2002

   These warrants expire October 18, 2002.

   On October 19, 2000, the Company conditionally allotted 1,566,893 common shares from treasury for these warrants.


14.   Segmented information:

   Management has determined that the Company operates in one operating segment which involves the generation of real estate referrals. Substantially all of the Company's operations, assets and employees are located in Canada; however, substantially all of the Company's revenues are from customers located in the United States.

            Pro-forma Consolidated Statement of Operations of


            MARKETU INC.

            (FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)

            (Expressed in U.S. Dollars)

            (Unaudited)


            Year ended July 31, 2000

 MARKETU INC.
 (FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
 Pro-forma Consolidated Statement of Operations
 (Expressed in U.S. Dollars)

 (Unaudited)
 Year ended July 31, 2000

 ------------------------------------------------------------------------------
                                   North       Home     Pro-forma    Pro-forma
                                  American   Finders    Adjustment    Market U
                                 Resort and   Realty    (Note 2)        Inc.
                                  Golf Inc.
 ------------------------------------------------------------------------------

 Revenue:
    Membership dues                $   -     $ 378,656       $   -   $ 378,656
    Referral fees                      -       232,454           -     232,454
    Miscellaneous revenue          3,238         1,507           -       4,745
    ---------------------------------------------------------------------------
                                   3,238       612,617           -     615,855

 Direct costs:
    Commission                         -        78,393           -      78,393
    Courier                            -         2,431           -       2,431
    Credit card                        -         9,268           -       9,268
    Telephone                          -        23,858           -      23,858
    Wages and benefits                 -       136,843           -     136,843
    Web site maintenance and
     development                       -        25,148           -      25,148
    ---------------------------------------------------------------------------
                                       -       275,941           -     275,941

 ------------------------------------------------------------------------------
 Gross margin                      3,238       336,676           -     339,914

 General and administrative
 expenses:
    Advertising and promotion      1,728        15,894           -      17,622
    Amortization - capital assets      -        26,811           -      26,811
                 - goodwill       83,007             -     249,021     332,028

    Automobile                         -         1,083           -       1,083
    Bank charges and interest        395         6,543           -       6,938
    Computer services              2,595        16,060           -      18,655
    Insurance and licensing            -         3,923           -       3,923
    Investor relations and        14,845         6,848           -      21,693
    marketing
    Office rent                        -        36,689           -      36,689
    Office supplies               11,471         4,849           -      16,320
    Professional fees             72,051        56,155           -     128,206
    Maintenance and utilities          -         9,130           -       9,130
    Management fees               50,275        56,095           -     106,370
    Stock transfer and             2,390             -           -       2,390
    filings
    Telephone                          -        10,886           -      10,886
    Travel                             -        10,672           -      10,672
    Wages and benefits                 -       201,412           -     201,412
    ---------------------------------------------------------------------------
                                 238,757       463,050     249,021     950,828
 ------------------------------------------------------------------------------
 Net loss for the year        $(235,519)     $(126,374) $ (249,021) $ (610,914)
 ------------------------------------------------------------------------------

 Net loss per common share,
   basic and diluted (note 3)   $ (0.04)                              $ (0.07)
 ------------------------------------------------------------------------------
See accompanying notes to pro-forma consolidated statement of operations.

MARKETU INC.
(FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
Notes to Pro-forma Consolidated Financial Statement of Operations
(Expressed in U.S. Dollars)

(Unaudited)
Year ended July 31, 2000

-------------------------------------------------------------------------------


1.    Basis of presentation:

     On April 28, 2000, North American Resort and Golf, Inc. ("NARG") acquired all of the issued and outstanding shares of Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc. (collectively "Home Finders Realty"). This transaction was completed by issuing 4,500,000 voting, convertible Series A Preferred shares to the shareholders of Home Finders Realty. Upon completion of this transaction the former shareholders of Home Finders Realty held approximately 47.4% of the voting shares of the Company.

   The steps utilized to complete this transaction were as follows:

(i)  NARG   incorporated   604587  British  Columbia  Ltd.   ("604587"),   as  a
     wholly-owned subsidiary, to facilitate the transaction. 604587's sole purpose was to facilitate the transaction and has no operations.

(ii) 604587 issued 4,500,000 non-voting preferred shares and NARG issued 4,500,000 voting Series A preferred shares, to the former shareholders of Home Finders Realty in exchange for all of the issued and outstanding common shares of Home Finders Realty. The non-voting preferred shares have nominal value and are not entitled to equity of the Company beyond their nominal value. The non-voting shares were issued to facilitate the exchange of the voting Series A preferred shares at a future date and to allow the Canadian shareholders of Home Finders Realty to complete the transaction on a tax-deferred basis.

      The preferred shareholders of 604587 and the Company can cause, at their option, the Company to convert one preferred share in 604587 and one Series A preferred share of the Company into one common share of the Company at any time at their option. This is summarized as follows:

      -------------------------------------------------------------
                                                     Shares of the
                                                  Company's common
      Series A                  Preferred shares    stock issuable
      preferred shares             of 604587     upon exchange
      -------------------------------------------------------------
      4,500,000                    4,500,000         4,500,000
      -------------------------------------------------------------

      As directed by the SEC, this business combination has been accounted for as a purchase of Home Finders Realty by NARG.

MARKETU INC.
(FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
Notes to Pro-forma Consolidated Financial Statement of Operations
(Expressed in U.S. Dollars)

(Unaudited)
Year ended July 31, 2000

-------------------------------------------------------------------------------


1.    Basis of presentation (continued):

      The effective 4,500,000 common shares issued by NARG on the acquisition have been valued based on their market trading price at the time the transaction was agreed to and announced. The consideration paid has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at April 28, 2000, the acquisition date, which are as follows:

      --------------------------------------------------------------
      Assets acquired:
             Cash                                          $  1,644
             Other current assets                            50,968
             Fixed assets                                    32,869
             Other assets                                   102,930
             -------------------------------------------------------
                                                            188,411
      Goodwill                                              996,085
      --------------------------------------------------------------
                                                          1,184,496
      Less:
             Debt assumed on acquisition                  (332,787)
             Note receivable due from Home Finders
              Realty extinguished on acquisition           (92,334)
             -------------------------------------------------------
                                                          (425,121)
      --------------------------------------------------------------
      Fair market value of Series A preferred shares
       issued upon acquisition of Home Finders Realty      $759,375
      --------------------------------------------------------------

      The pro forma statement of operations for the Company for the year ended July 31, 2000 gives effect to the acquisition of Home Finders Realty as if it had occurred at the beginning of the year.

      On June 27, 2000 the shareholders of NARG approved a resolution to change the name of the company to MarketU Inc.

2.    Pro-forma adjustment:

   The pro-forma consolidated statement of operations for the year ended July 31, 2000 has been presented assuming the acquisition of Home Finders Realty occurred on August 1, 1999, and gives effect to the following:

   NARG

   Goodwill of $996,085 arose on August 1, 1999, and is being amortized over 36 months. An additional nine months amortization of $249,021 has been expensed.

   The pro-forma statement of operations does not give effect to any non-recurring costs that could occur as a result of the acquisition. No such costs were incurred.

MARKETU INC.
(FORMERLY NORTH AMERICAN RESORT AND GOLF, INC.)
Notes to Pro-forma Consolidated Financial Statement of Operations
(Expressed in U.S. Dollars)

(Unaudited)
Year ended July 31, 2000

--------------------------------------------------------------------------------


3.    Pro-forma earnings per share:

   Pro-forma earnings per share for the year ended July 31, 2000 has been presented assuming the acquisition of Home Finders Realty occurred on August 1, 1999, and gives effect to the following:

      --------------------------------------------------------------
      NARG weighted average shares outstanding            5,940,980

      Increase in Series A preferred shares as if
        they were issued on August 1, 1999             ------------
                                                          3,341,096
       --------------------------------------------------------------

      Pro-forma weighted average shares outstanding       9,282,076
      --------------------------------------------------------------

            Combined Financial Statements of


            HOME FINDERS REALTY

            (Expressed in U.S. Dollars)


            Four months ended April 28, 2000, years ended December 31, 1999 and 1998

[GRAPHIC OMITTED][GRAPHIC OMITTED]



INDEPENDENT AUDITORS' REPORT

The Boards of Directors of Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc.

We have audited the combined statements of operations and cash flows of Home Finders Realty for the four months ended April 28, 2000, and the years ended December 31, 1999 and 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these combined financial statements present fairly, in all material respects, the results of Home Finders Realty's operations and its cash flows for the four months ended April 28, 2000, and the years ended December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.


[GRAPHIC OMITTED][GRAPHIC OMITTED]

/s/ KPMG, LLP
Chartered Accountants

Abbotsford, Canada
May 14, 2001

2

 HOME FINDERS REALTY
 Combined Statements of Operations
 (Expressed in U.S. Dollars)

 ----------------------------------------------------------------------
                                   Four months       Year          Year
                                       ended        ended         ended
                                     April 28,    December 31,  December 31,
                                       2000          1999          1998
 ----------------------------------------------------------------------

 Revenue:
    Membership dues                  $131,724    $ 439,730    $380,652
    Referral fees                      62,933      132,924      32,995
    Miscellaneous                         627          201           -
    -------------------------------------------------------------------
                                      195,284      572,855     413,647

 Direct costs:
    Commission                         32,793       93,768      62,796
    Courier                               638        3,355       5,912
    Credit card                         3,945        8,499       8,213
    Office and miscellaneous                -          151       7,693
    Telephone                          12,784       37,763      73,987
    Wages and benefits                 19,991       52,561     128,354
    Web site maintenance and           13,703       31,749       8,780
    development
    -------------------------------------------------------------------
                                       83,854      227,846     295,735

 ----------------------------------------------------------------------
 Gross margin                         111,430      345,009     117,912

 General and administrative expenses:
    Advertising and promotion           5,897       12,842      19,580
    Amortization                        3,021       20,880       2,434
    Automobile                            978        3,089       1,419
    Bank charges and interest           2,807        4,725       2,799
    Computer services                   6,919        9,142       5,984
    Insurance and licensing               712        2,730         706
    Investor relations and              5,462       28,943           -
    marketing
    Membership and dues                   139        4,738       2,157
    Office rent                         7,552       16,499       4,873
    Office supplies                     3,660       12,027      16,712
    Professional fees                  14,259       17,835       1,005
    Maintenance and utilities           1,722        7,985       5,897
    Management fees                         -            -      31,773
    Telephone                             996        4,156       1,192
    Travel                              1,743        8,174       5,337
    Wages and benefits                 95,095      166,929     116,834
    -------------------------------------------------------------------
                                      150,962      320,694     218,702
 ----------------------------------------------------------------------
 Net income (loss) for the period   $ (39,532)    $ 24,315 $ (100,790)
 ----------------------------------------------------------------------



See accompanying notes to combined financial statements.

HOME FINDERS REALTY
Combined Statements of Cash Flows
(Expressed in U.S. Dollars)

 -------------------------------------------------------------------
                                     Four          Year          Year
                                  months ended    ended         ended
                                   April 28,    December 31,  December 31,
                                      2000        1999           1998
 -------------------------------------------------------------------
 Operations:
    Income (loss) for the period  $(39,532)     $24,315    $(100,790)
    Items not involving cash:
      Amortization                    3,021      20,880         2,434
      Amortization of web site       11,008      15,502         2,283
       development costs
    Changes in operating assets
    and liabilities:
       Accounts receivable          (2,642)     (1,846)             -
       Prepaid expenses                 848      10,288       (20,200)
       Accounts payable and           4,185      23,830        10,451
       accrued liabilities
       Unearned revenue             (4,071)    (51,525)       103,061
      ----------------------------------------------------------------
    Net cash provided by (used
    in) operating activities       (27,183)      41,444       (2,761)

 Investments:
    Deferred costs                   55,249    (55,429)            -
    Purchase of fixed assets        (1,180)    (26,817)       (9,547)
    Web site development           (21,647)    (26,440)       (4,565)
    Security deposits               (7,057)     (3,671)            -
                                    ----------------------------------
   Net cash provided by (used
    in) investing activities         25,365   (112,357)      (14,112)

 Financing:
    Net proceeds from issuances
    of and subscriptions for              -         136          133
    common stock
    Advances from related party       8,841      51,171            -
    Advances from shareholder             -           -       27,367
    Advances to shareholder        (87,479)    (38,856)            -
    Proceeds from issuance of
    promissory notes                105,534      55,249            -
    Repayment of promissory notes  (33,245)           -            -
    ---------------------------------------------------------------
    Net cash provided by (used
    in) financing activities        (6,349)      67,700       27,500

 -------------------------------------------------------------------
 Increase (decrease) in cash        (7,987)     (3,213)       10,627

 Cash, beginning of period            9,631      12,844        2,217
 -------------------------------------------------------------------
 Cash, end of period                $ 1,644     $ 9,631     $ 12,844
 -------------------------------------------------------------------

 Supplementary disclosure:
    Non-cash transactions:
       Dividends credited to          $   -    $ 13,857      $    -
       shareholder loan
    Interest paid                   $ 1,415      $    -      $    -
    Income taxes paid                 $   -      $    -      $    -
 -------------------------------------------------------------------
See accompanying notes to combined financial statements.

HOME FINDERS REALTY
Notes to Combined Financial Statements
(Expressed in U.S. Dollars)

Four months ended April 28, 2000 and years ended December 31, 1999 and 1998
------------------------------------------------------------------------------



1. General operations:

   The Company's primary business activity is to provide a service which allows real estate professionals and the general public to find customer service oriented realtors in North American cities through the Company's web sites AMRR.com and CMRR.com.



2.    Significant accounting policies:

   (a)      Basis of presentation:

     Home Finders Realty consists of two companies under common control, Home Finders Realty Ltd. and Most Referred Real Estate Agents Inc., (collectively referred to as "Home Finders Realty" or the "Company"). Home Finders Realty Ltd. was incorporated in British Columbia, Canada on April 1, 1981. Most Referred Real Estate Agents Inc. was incorporated under the Canada Business Corporations Act on August 5, 1997. As both companies are wholly-owned by the same shareholders, their financial statements have been presented on a combined basis to present the results of operations and cash flows of entities under common control which were acquired by North American Resort and Golf, Inc. ("NARG"), a previously unrelated party, on April 28, 2000.

      These statements have been prepared for specific purposes of providing financial information related to the acquired business of Home Finders Realty by NARG in accordance with the rules and regulations of the Securities and Exchange Commission in the United States.

   (b)      Combined financial statements:

      The combined financial statements include the accounts of the following:
               Most Referred Real Estate Agents Inc.
               Home Finders Realty Ltd.

      All significant inter-company balances and transactions have been eliminated in the combined financial statements.

   (c)      Use of estimates:

      The preparation of combined financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the recorded amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the combined financial statements and reported revenues and expenses for the reporting period. Actual results may significantly differ from those estimates.

HOME FINDERS REALTY
Notes to Combined Financial Statements (continued)
(Expressed in U.S. Dollars)

Four months ended April 28, 2000 and years ended December 31, 1999 and 1998
-----------------------------------------------------------------------------

2.    Significant accounting policies (continued):

   (d)      Foreign currency translation:

      The operations of the Company is located in Maple Ridge, Canada and their functional currency is the Canadian dollar. The operations have been translated into U.S. dollars using the current rate method whereby the assets and liabilities are translated at the rates of exchange in effect at the balance sheet date and revenue and expenses are translated at the average rates of exchange during the year.

   (e)      Fixed assets:

      Fixed assets are recorded at cost. Amortization has been provided on the declining balance basis using the following rates:

               Office equipment                         20%
               Automotive equipment                     30%
               Computer hardware                        30%
               Computer software                       100%

    (f)     Income taxes:

      The Company follows the asset and liability method of accounting for income taxes. Under this method, current taxes are recognized for the estimated income taxes payable for the current period.

      Deferred income taxes are provided based on the estimated future tax effects of timing differences between financial statement carrying amounts of assets and liabilities and their respective tax basis as well as the benefit of losses available to be carried forward to future years for tax purposes.

      Deferred tax assets and liabilities are measured using enacted tax rates that are expected to apply to taxable income in the years in which those timing differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the substantive enactment date. A valuation allowance is recorded for deferred tax assets when it is more likely than not that such future tax assets will not be realized.

   (g)      Web site development:

      The Company accounts for web site development costs in accordance with EITF 00-2. Under this standard web site development, including customizing database software, development of HTML web page templates and installation of servers as well as significant upgrades and enhancements, are capitalized. Amortization of these costs is provided for over two years on a straight-line basis and is recorded as part of web site maintenance and development. Routine web-site maintenance costs, operating costs and costs associated with upgrades that do not increase functionality are expensed as incurred.

HOME FINDERS REALTY
Notes to Combined Financial Statements (continued)
(Expressed in U.S. Dollars)

Four months ended April 28, 2000 and years ended December 31, 1999 and 1998
-------------------------------------------------------------------------------

2.    Significant accounting policies (continued):

   (h)      Revenue recognition:

      The Company earns revenues from the sale of annual non-refundable realtor memberships and through referral fees resulting when a person buys or sells a house through a member realtor referred by the Company. Membership fees are recognized over the membership period from the commencement of the membership term. Referral fees are recorded when earned and received from the members.

3. Related party transaction:

   During the four months ended Aril 28, 2001, the Company advanced $86,427 (year ended December 31, 1999 - $83,888; year ended December 31, 1998 - received $27,367 from the shareholder) to a shareholder to fund certain expenditures pertaining to the shareholder and to repay amounts previously advanced to the company. The amount due from shareholder is without interest, has no specified terms of repayment and is unsecured. The shareholder is also a director of the Company.

4. Deferred costs:

   During the year ended December 31, 1999, the Company incurred $55,429 in costs related to the proposed transaction with NARG. On April 28, 2000, the Company completed this transaction at which time $36,987 in costs were expensed with the balance of $18,442 charged back to the former shareholder of the Company for their portion of the costs.

5. Fixed assets:

   Fixed assets consist of the following:

   ----------------------------------------------------------------
                                            April 28     December 31
                                              2000          1999
   ----------------------------------------------------------------
   Cost:
        Automotive                           $ 7,172       $ 7,172
        Computer equipment                    16,107        15,979
        Computer software                     25,813        24,912
        Office equipment                      10,787         9,863
       ------------------------------------------------------------
                                              59,879        57,926


   Accumulated amortization:
       Automotive                              2,924         2,388
       Computer equipment                      4,262         3,229
       Computer software                       9,638         7,748
       Office equipment                       10,112         9,863
       ------------------------------------------------------------
                                              26,936        23,228
   ----------------------------------------------------------------
   Net book value                            $32,943      $ 34,698
   ----------------------------------------------------------------

HOME FINDERS REALTY
Notes to Combined Financial Statements (continued)
(Expressed in U.S. Dollars)

Four months ended April 28, 2000 and years ended December 31, 1999 and 1998

------------------------------------------------------------------------------

6. Web site development:

   ----------------------------------------------------------------
                                            April 28      December
                                              2000         31, 1999
   ----------------------------------------------------------------

   Cost                                      $52,643       $31,005
   Less accumulated amortization              28,793        17,785
   ----------------------------------------------------------------
   Net book value                            $23,850       $13,220
   ----------------------------------------------------------------

7. Promissory notes payable:

   ----------------------------------------------------------------
                                            April 28    December 31
                                              2000         1999
   ----------------------------------------------------------------

   Note payable, with interest at 10%
   (reduced to 8.5% if fully repaid by
   December 2, 2000), no fixed terms of      $17,853       $55,429
   repayment; secured - see below

   Note payable, with interest at 10% per
   annum (reduced to 8.5% if fully repaid
   by December 2, 2000), no fixed terms of    15,877             -
   repayment; secured - see below
   ----------------------------------------------------------------
                                             $33,730       $55,429
   ----------------------------------------------------------------

   The above promissory notes are secured by a general security agreement over all of the assets of Home Finders Realty Ltd.

8. Payable to related party:

   ----------------------------------------------------------------
                                            April 28     December 31
                                              2000          1999
      ----------------------------------------------------------------

   Due to AMRR.com Inc. ("AMRR"), without
   interest or specified terms of repayment  $60,012      $ 51,171
   ----------------------------------------------------------------

   A director of the Company is the sole director of AMRR.

   The Company leases computer and office equipment with a cost of approximately $31,000 from AMRR for $1 per year.

HOME FINDERS REALTY
Notes to Combined Financial Statements (continued)
(Expressed in U.S. Dollars)

Four months ended April 28, 2000 and years ended December 31, 1999 and 1998

------------------------------------------------------------------------------



9. Income taxes:

   The Company has income tax loss carryforwards of approximately $94,000 which are available to reduce future taxable income. The benefits of the losses has not been recognized in the financial statements. The losses will expire as follows:

   ----------------------------------------------------------------
                                                             Total
   ----------------------------------------------------------------
   2005                                                    $26,000
   2006                                                    $24,000
   2007                                                    $44,000
   ----------------------------------------------------------------

   Significant components of the Company's deferred tax assets and liabilities are shown below. A valuation allowance has been recognized to fully offset the net future tax assets as realization of such net assets is uncertain.

   ----------------------------------------------------------------
                                               April     December 31
                                              28, 2000      1999
    ----------------------------------------------------------------

   Deferred tax assets:
       Operating loss carryforwards            $40,000     $22,000
       Unearned revenues                        74,000      77,000
       ------------------------------------------------------------
                                               114,000      99,000

   Valuation allowance for deferred tax        (97,000)    (79,000)
   assets
   ----------------------------------------------------------------
   Net deferred tax assets                      17,000      20,000

   Deferred tax liabilities:
       Capital assets and web site             (2,000)     (4,000)
       development
       Prepaid expenses                       (15,000)    (16,000)
       ------------------------------------------------------------
                                              (17,000)    (20,000)
   ----------------------------------------------------------------
                                                 $   -       $   -
   ----------------------------------------------------------------



10.   Financial instruments:

   The Company's financial instruments consist of cash, accounts receivable, security deposit, amount due to (from) shareholder, accounts payable and accrued liabilities, promissory notes payable and payable to related party. It is the opinion of management that the maximum credit risk equals their carrying values.

 HOME FINDERS REALTY
Notes to Combined Financial Statements (continued)
(Expressed in U.S. Dollars)

Four months ended April 28, 2000 and years ended December 31, 1999 and 1998

----------------------------------------------------------------------


10.   Financial instruments (continued):

   Fair value:

   The carrying values of cash, accounts receivable, security deposit, amount due from shareholders, accounts payable and accrued liabilities, promissory notes payable and payable to related party approximate fair value due to the short-term maturities of these instruments.

   It is not practicable to determine the fair value of the amounts due from shareholders nor amounts due to related parties due to their related party nature and the absence of a secondary market for such instruments.

   Foreign Exchange Risk:

   The Company operates in Canadian dollars. As a result, the amounts included in the consolidated financial statements relating to the Company will fluctuate with the Canadian foreign exchange rate.


11.   Segmented information:

   Management has determined that the Company operates in one operating segment which involves the generation of real estate referrals. Substantially all of the Company's operations, assets and employees are located in Canada; however, substantially all of the Company's revenues are from customers located in the United States.

            Interim Consolidated Financial Statements of

            MARKETU INC.
            (Expressed in U.S. Dollars)


            Nine months ended April 30, 2001
            (Unaudited)

 MARKETU INC.
 Interim Consolidated Balance Sheets
 (Expressed in U.S. Dollars)

 April 30, 2001 and July 31, 2000

 ------------------------------------------------------------------------------
                                                          April 30      July 31
                                                            2001          2000
 ------------------------------------------------------------------------------
                                                         (Unaudited)
 Assets

 Current assets:
    Cash                                                  $  9,193    $   3,034
    Accounts receivable                                      9,131        6,821
    Prepaid expenses                                        21,567       29,045
    Security deposit                                        18,628       10,810

    ---------------------------------------------------------------------------
                                                            58,519       49,710

 Due from shareholder (Note 4)                              85,553       69,241

 Goodwill (Note 5)                                         664,057      913,078

 Fixed assets                                               86,179       30,094

 Web site development                                       53,296       33,563

 ------------------------------------------------------------------------------
                                                          $947,604   $1,095,686
 ------------------------------------------------------------------------------

 Liabilities and Stockholders' Equity

 Current liabilities:
    Accounts payable and accrued liabilities             $ 165,799    $  95,144
    Unearned revenue                                        65,646      137,489
    Due to related parties (Note 6)                         10,222       49,388
    Promissory notes payable                                     -       24,887
    ---------------------------------------------------------------------------
                                                           241,667      306,908

 Stockholders' equity:
    Common stock - 50,000,000 authorized, 9,085,684
    issued          (July 31, 2000 - 5,054,367)              8,550        5,054
    Additional paid in capital                             846,624      330,376
    Series A preferred stock - 10,000,000
    authorized,              4,500,000 issued              759,375      759,375
    Deficit                                              (905,612)    (306,932)
    Accumulative other comprehensive income (loss):
       Cumulative exchange adjustment                      (3,000)          905
     ---------------------------------------------------------------------------
                                                           705,937      788,778

 Subsequent events (Note 3)
 -------------------------------------------------------------------------------
                                                         $ 947,604   $1,095,686
 -------------------------------------------------------------------------------

      See accompanying notes to interim consolidated financial statements.

 MARKETU INC.
 Interim Consolidated Statements of Operations
 (Expressed in U.S. Dollars)
 (Unaudited)

 --------------------------------------------------------------------------------------
                                   Three months Three months  Nine months  Nine months
                                          ended        ended        ended        ended
                                       April 30     April 30     April 30     April 30
                                           2001         2000         2001         2000
 --------------------------------------------------------------------------------------
 Revenue:
    Referral fees                      $ 96,573      $     -     $233,261      $     -
    Membership dues                      46,437            -      207,570            -
    Miscellaneous revenue                 2,935            -       11,776            -
    -----------------------------------------------------------------------------------
                                        145,945            -      452,607            -
 Direct costs:
    Commission                           11,490            -       54,564            -
    Courier                                 377            -        1,120            -
    Credit card                             985            -        4,053            -
    Telephone                             6,329            -       20,163            -
    Wages and benefits                   67,283            -      175,236            -
    Web site maintenance and                                                         -
    development                          16,550            -       51,399
    -----------------------------------------------------------------------------------
                                        103,014            -      306,535            -
 --------------------------------------------------------------------------------------
 Gross margin                            42,931            -      146,072

 General and administrative
 expenses:
    Advertising and promotion               314            -        1,815            -
    Amortization      - capital           4,962            -       11,018            -
    costs
              - goodwill                 83,007            -      249,021            -
    Automobile                                -            -          866            -
    Bank charges and interest               714          264        3,860          264
    Computer services                     1,909            -        4,530            -
    Consulting services                       -       20,600            -       30,600
    Insurance and licensing               2,582            -        6,400            -
    Investor relations and                8,100            -       18,630            -
    marketing
    Membership and dues                     102            -          180            -
    Office lease                          6,915        5,250       16,203       10,000
    Office supplies                       2,797        1,116        7,025        1,116
    Professional fees                    35,966          214      112,554       48,237
    Maintenance and utilities             1,221            -        4,552            -
    Management fees                      24,714            -       94,272            -
    Severance costs (Note 7)                  -            -       36,000            -
    Stock transfer and filings                -            -        2,152        1,775
    Telephone                             1,696            -        3,842            -
    Travel                                9,681            -       27,225            -
    Wages and benefits                   53,054            -      144,607            -
    -----------------------------------------------------------------------------------
                                        237,734       27,444      744,752       91,992
 --------------------------------------------------------------------------------------
 Net loss for the period             $(194,803)   $ (27,444)   $(598,680)   $ (91,992)
 --------------------------------------------------------------------------------------

 Net loss per common share,
 basic and diluted                   $   (0.02)   $   (0.01)   $   (0.05)   $   (0.02)
 Weighted average common shares
  outstanding, basic and diluted     12,912,614    4,805,448   11,414,139    4,680,516
 --------------------------------------------------------------------------------------

      See accompanying notes to interim consolidated financial statements.

MARKETU INC.
Interim Consolidated Statements of Stockholders' Equity and Comprehensive Loss (Expressed in U.S. Dollars)
Nine months ended April 30, 2001
(Unaudited)
-----------------------------------------------------------------------------

                                                                                                Accumulated
                                      Common stock                    Series A Preferred stock     other
                                 Number of               Additional  Number of                comprehensive  Accumulated
                                  shares        Amount    paid in     Shares         Amount       Income       deficit      Total
                                                          capital
-----------------------------------------------------------------------------------------------------------------------------------

Balance, July 31, 2000           5,054,367  $   5,054  $  330,376   4,500,000     $ 759,375       $    905   $ (306,932) $ 788,778

Common stock issued for
 compensation on August
 8, 2000 at fair market
 value of $0.25 per share           71,000         71      17,679          -            -                -           -      17,750

Common stock issued for
cash on October 19,  2000
at $0.15 per share, net of
issuance costs of $2,130         2,589,569      2,590     383,715          -            -                -           -     386,305

Issuance of common stock under
 subscription on October 19,
 2000 at $0.15 per share           544,218        544      81,089          -            -                -           -      81,633
  Less: note receivable for              -       (544)    (81,089)         -            -                -           -     (81,633)
subscription
Common stock issued for
 compensation on November 24,
 2000 at fair market value of        4,000          4         756          -            -                -           -        760
 $0.19 per share
Subscription  receivable paid on
 January 31, 2001                        -        133      19,867          -            -                -           -     20,000

Common    stock    issued    for
 acquisition of AMRR.com, Inc.     446,530        447      45,454          -            -                -           -     45,901

Common    stock    issued    for
 compensation  on  February  26,
 2001 at fair  market  value  of
 $0.19 per share                     1,000          1         189          -            -                -           -        190

Common    stock   issued   under
 subscription  on March 5,  2001
 at  $0.20  per  share,  net  of
 issuance costs of $1,162          375,000        375      73,463          -            -                -           -     73,838
  Less:   note   receivable  for
subscription                             -       (125)    (24,875)         -            -                -           -    (25,000)

Comprehensive loss:
   Translation adjustment                -          -           -          -            -           (3,905)          -     (3,905)
   Loss for the period                   -          -           -          -            -                -    (598,680)  (598,680)
                                                                                        ------------------------------------------
                                                                                                    (3,905)   (598,680)  (602,585)
------------------------------------------------------------------------------------------------------------------------------------
Balance, April 30, 2001          9,085,684    $ 8,550  $  846,624  4,500,000    $ 759,375        $  (3,000) $ (905,612) $ 705,937
------------------------------------------------------------------------------------------------------------------------------------


See accompanying notes to interim consolidated financial statements

17

MARKETU INC.
Interim Consolidated Statements of Cash Flows
(Expressed in U.S. Dollars)
(Unaudited)

 ------------------------------------------------------------------------------
                                                       Nine months  Nine months
                                                          ended        ended
                                                         April 30     April 30
                                                           2001         2000
 ------------------------------------------------------------------------------

 Cash flows from operating activities:
    Loss for the period                                  $(598,680)    $(91,992)
    Items not involving cash:
    Amortization                                            260,039           --
    Amortization of web site development costs               30,609           --
    Stock based compensation                                 18,700           --
    Changes in operating asset and liabilities:                               --
       Accounts receivable                                      267           --
       Prepaid expenses                                       7,478           --
       Accounts payable and accrued liabilities              67,484       14,969
       Unearned revenue                                    (71,843)           --
   ----------------------------------------------------------------------------
     Net cash used in operating activities                 (285,946)    (77,023)

 Cash flows from investing activities:
    Acquisition of fixed assets                            (59,125)           --
    Cash acquired on acquisition of Home Finders
    Realty                                                       --        1,644
    Notes issued to Home Finders Realty prior to
     acquisition                                                 --     (92,334)
    Web site development                                   (50,342)           --
    Security deposits                                       (7,818)           --
--------------------------------------------------------------------------------
 Net cash used in investing activities                    (117,285)     (90,690)

 Cash flows from financing activities:
    Net proceeds from issuances of and
     subscriptions for common stock                         435,143      200,000
    Stock subscription receivable                            20,000           --
    Advances from related parties                            10,222           --
    Repayment of advances to related party                 (14,773)     (24,540)
    Advances to shareholders                               (16,315)           --
    Repayment of promissory notes                          (24,887)           --
   ----------------------------------------------------------------------------
    Net cash provided by financing activities               409,390      175,460

 ------------------------------------------------------------------------------
 Increase in cash                                             6,159        7,747
 Cash, beginning of period                                    3,034           --
 ------------------------------------------------------------------------------
 Cash, end of period                                        $ 9,193     $  7,747
 ------------------------------------------------------------------------------

  Supplemental disclosure (see Note 11).

      See accompanying notes to interim consolidated financial statements.

MARKETU INC.
Notes to Interim Consolidated Financial Statements
(Expressed in U.S. Dollars)

Nine months ended April 30, 2001
(Unaudited)

-------------------------------------------------------------------------------

1.  General operations:

MarketU Inc. (the "Company") was incorporated under the laws of the State of Nevada on June 4, 1997. On April 28, 2000, the Company acquired two Canadian corporations ("Home Finders Realty") in a transaction that was accounted for as a purchase of Home Finders Realty. Prior to the purchase, the Company was in the development stage as it was devoting substantially all of its efforts to the identification and development of new business opportunities.

Following the purchase transaction described above, the Company's primary business activity is providing a service which allows real estate professionals and the general public to find customer service oriented realtors in North American cities through the Company's web sites AMRR.com and CMRR.com.

These interim consolidated financial statements have been prepared on a going concern basis in accordance with United States generally accepted accounting principals. The going concern basis of presentation assumes the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. Certain conditions, as discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company's future operations are dependent upon the Company's ability to secure additional financing. The Company continues to experience negative cash flows from operations and the Company does not have sufficient working capital to sustain operations until April 30, 2002. To date, operations have primarily been financed through the issuance of common stock. There can be no assurance that the Company will be able to secure additional financing or be able to secure such financings on reasonable terms.

2.    Significant accounting policies:

The interim consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States.

   (a)  Consolidation:

     The interim consolidated financial statements include the accounts of the Company and its subsidiaries: Most Referred Real Estate Agents Inc., Home Finders Realty Ltd. (collectively "Home Finders Realty"), 604587 British Columbia Ltd. and AMRR.com, Inc.

      All significant inter-company balances and transactions have been eliminated in the interim consolidated financial statements.

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)

Nine months ended April 30, 2001
(Unaudited)
----------------------------------------------------------------------------


2.  Significant accounting policies (continued):

    (b)     Use of estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses for the reporting period. Actual results could differ from these estimates.

 (c) The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB and Item 310 (b) of Regulation S-B, and, therefore, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations, cash flows, and stockholders' equity in conformity with generally accepted accounting principles. In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature. Readers of these financial statements should read the annual audited financial statements of the Company filed on Form 10KSB in conjunction herewith. Operating results for the nine months ended April 30, 2001 are not necessarily indicative of the results that can be expected for the year ending July 31, 2001.


 3. Capital stock:

(a) As of April 30, 2001, the Company has outstanding stock options for the purchase of common shares as follows:

        527,000 shares at $0.43 per share until expiry on August 1, 2003


(b) As of April 30, 2001 the Company had outstanding warrants for the purchase of common shares as follows:

      ---------------------------------------------------------------------
        Number       Exercise Price              Expiration Date
       of shares    Year 1     Year 2         Year 1            Year 2
      ---------------------------------------------------------------------

         200,000     $ 0.75             December 22, 2001
          65,000     $ 1.25             May 1, 2001
          65,000     $ 1.50             May 1, 2001
       1,566,893     $ 0.25    $ 0.30   October 18, 2001    October 18, 2002
      ---------------------------------------------------------------------

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)

Nine months ended April 30, 2001
(Unaudited)
-----------------------------------------------------------------------------


3. Capital stock (continued):

   During the three-month period ended April 30, 2001 the following share transactions occurred:

(a)  On February 10, 2001, 50,000 warrants, exercisable at $0.75, expired.

(b) On February 14, 2001 the Company issued 446,530 common shares to acquire approximately 86.9% of the issued and outstanding common shares of AMRR.com, Inc. (see note 8).

(c) On February 26, 2001 the Company issued 1,000 common shares to an employee, for services rendered, pursuant to the Stock Bonus Plan.

(d) On March 1, 2001, 100,000 outstanding stock options, exercisable at $1.00 per share, expired.

(e) On March 5, 2001 the Company sold 375,000 common shares at $0.20 per share for total proceeds of $75,000. $25,000 was received on March 6, 2001 and two further equal instalments of $25,000 each were received on April 2, 2001 and May 4, 2001.

(f)  On March 10, 2001, 61,500 warrants, exercisable at $0.75, expired.

(g)  On March 17, 2001, 125,667 warrants, exercisable at $1.00, expired.

   Subsequent to April 30, 2001, the following share transactions occurred:

(a) On May 1, 2000, 65,000 warrants, exercisable at $1.25 and 65,000 warrants, exercisable at $1.50, expired.

(b) On May 15, 2001, the Company issued 100,000 stock options exercisable at $0.25 to each of two of its officers, three of its directors and to one consultant of the Company.

(c) On May 7, 2001, the Company issued 38,500 common shares to employees for services rendered, pursuant to the Stock Bonus Plan.

(d) On May 7, 2001, the Company issued 50,000 common shares to two consultants for services rendered, pursuant to the Stock Bonus Plan.

(e) On May 15, 2001, the Company issued 115,000 stock options exercisable at $0.25. 75,000 options were issued to an employee and 40,000 to a consultant.

(f) On May 22, 2001 the Company sold 375,000 units at a price of $0.20 per unit for $25,000 in cash and a $50,000 note receivable. Each unit consists of one share of common stock and one warrant. Each warrant allows the holder to purchase one share of the Company's common stock at a price of $0.25 per share at any time prior to July 13, 2003. The note receivable is due in two instalments; $25,000 was received on June 12, 2001 and $25,000 is due on July 13, 2001.

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)

Nine months ended April 30, 2001
(Unaudited)
-------------------------------------------------------------------------------

3.    Capital stock (continued):

(g) On May 29, 2001 the Company sold 150,000 units at a price of $0.20 per unit for total proceeds of $30,000. Each unit consists of one share of common stock and one warrant. Each warrant allows the holder to purchase one share of the Company's common stock at a price of $0.25 per share at any time prior to May 29, 2003. $30,000 was received on May 29, 2001.

(h) On May 31, 2001, the Company issued 5,000 common shares to a consultant for services rendered, pursuant to its Stock Bonus plan.


 4. Due from shareholder:

    The amount due from shareholder is without interest, has no specified terms of repayment and is unsecured. The shareholder is also a director of the Company.


5. Goodwill:

   -----------------------------------------------------------------------------
                                                           April 30     July 31
                                                            2001         2000
  -----------------------------------------------------------------------------

   Cost                                                   $996,085     $996,085
   Accumulated amortization                                332,028       83,007
   -----------------------------------------------------------------------------
   Net book value                                         $664,057     $913,078
   -----------------------------------------------------------------------------

6.  Due to related parties:

   -----------------------------------------------------------------------------
                                                          April 30      July 31
                                                            2001         2000
   -----------------------------------------------------------------------------
   Due to AMRR.com, Inc. ("AMRR"), without interest
     or specified terms of repayment                        $    -      $49,388

   Due to AGM Developments Ltd. ("AGM"), without
     interest of specified terms of repayment               10,222            -
   -----------------------------------------------------------------------------
                                                          $ 10,222     $ 49,388
   -----------------------------------------------------------------------------

    A director of the Company is the sole director of AMRR. On February 14, 2001, the Company acquired AMRR (see note 8). All significant inter-company balances and transaction have been eliminated on consolidation. An officer of the Company is a director and officer of AGM.

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)

Nine months ended April 30, 2001
(Unaudited)
------------------------------------------------------------------------------


7. Severance costs:

The Company expects settlements, for past employment services, to be made with former employees in June 2001. The total cost of these settlements is estimated to be $36,000 which will be settled through cash payments over a period of months. The estimated cost of the severance packages has been accrued as at April 30, 2001.


8. Acquisition of AMRR.com, Inc.:

On February 14, 2001, the Company acquired approximately 86.9% of the issued and outstanding shares of AMRR. This transaction was completed by issuing 446,530 common shares of the Company to the shareholders of AMRR in exchange for 223,265 common shares in AMRR.

Subsequent to the period end and pursuant to the purchase agreement, AMRR purchased for cash, 12.8% of the remaining outstanding shares of AMRR for cancellation. The effect of this transaction increased the Company's ownership in AMRR to 99.7%. The cash outlay by AMRR is recoverable from other parties including the sole director of AMRR. As AMRR has limited assets and operations the minority interest in AMRR is not material.

The 446,530 common shares issued by the Company on the acquisition has been valued based upon the fair market value of the assets acquired.

The consideration paid has been allocated to the assets acquired and liabilities assumed, based on their estimated fair values at February 14, 2001, the acquisition date, which are as follows:

    ---------------------------------------------------------------------------
    Assets acquired:
      Other current assets                                            $ 2,555
      Fixed assets                                                      8,731
    ---------------------------------------------------------------------------
                                                                       11,286

    Debt to AMRR extinguished on acquisition                           34,615
   ----------------------------------------------------------------------------
     Fair market value of common shares issued upon acquisition       $45,901
    of AMRR
    --------------------------------------------------------------------------

9. Comparative figures:

Certain of the comparative period figures have been reclassified to conform with the current period presentation.

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)

Nine months ended April 30, 2001
(Unaudited)
--------------------------------------------------------------------------------


10.   Pro-forma financial information:

The pro-forma financial information of the Company presented below should be read in conjunction with the enclosed detailed financial statements. The pro forma figures provided give effect to the acquisitions of Home Finders Realty and AMRR as if they have occurred at the beginning of the periods presented. AMRR's operations are not disclosed separately as they are not material.

   Statement of Operations

   ----------------------------------------------------------------------------
                                                       Three       Nine months
                                                       months         ended
                                                       ended        April 30,
                                                      April 30,        2000
                                                        2000       (Pro-forma)
                                                     (Pro-forma)
   ----------------------------------------------------------------------------
   Revenues:
     Referral fees                                     $56,559       $139,667
     Membership dues                                    98,368        215,337
     Other                                                 376          5,793
                                                   --------------------------
                                                       155,303        360,797

   Direct costs                                         76,865        195,307
   General and administrative expenses                 220,070        428,886
   Amortization of goodwill                             83,007        249,021
   ----------------------------------------------------------------------------
   Net Loss                                         $ (224,639)    $ (512,417)
   ----------------------------------------------------------------------------

   Pro-forma net loss per common share, basic and       $(0.02)        $(0.06)
     diluted

   Pro-forma weighted average common shares
     outstanding, basic and diluted                  9,280,790       9,205,174
   ----------------------------------------------------------------------------

MARKETU INC.
Notes to Interim Consolidated Financial Statements (continued)
(Expressed in U.S. Dollars)

Nine months ended April 30, 2001
(Unaudited)
-------------------------------------------------------------------------------

11.   Statement of Cash Flows supplemental disclosure:

--------------------------------------------------------------------
                                                  Three      Nine months
                                                 months         ended
                                                 ended        April 30,
                                                April 30,        2001
                                                  2001
-------------------------------------------------------------------------------
Non-cash transactions:
   Purchase of Home Finders Realty for
     common stock and debt, net of cash         $    -        $1,090,518
     acquired
   Notes receivable extinguished on
     acquisition of Home Finders Realty         $    -         $  92,334
   Purchase of AMRR.com, Inc. for common      $ 45,901         $       -
     stock
   Related party payable, extinguished
     on acquisition of AMRR.com, Inc.       $ (34,615)         $      -
Interest paid                               $     139          $      -
Income taxed paid                           $       -          $      -
------------------------------------------------------------------------------

No dealer salesman or other person has been authorized to give any information or to make any representations, other than those contained in this prospectus. Any information or representation not contained in this prospectus must no be relied upon as having been authorized by MarketU. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make any offer or solicitation.

                                TABLE OF CONTENTS

Prospectus Summary...........................................................2
Risk Factors.................................................................3
Management's Discussion And Analysis
 Of Financial Condition And Results Of Operations .......................    7
Market For Common Stock.....................................................12
Business....................................................................13
Management..................................................................16
Principal Shareholders......................................................26
Selling Sharholders.........................................................29
Description of Securities...................................................34
Description Of Securities...................................................27
Legal Proceedings...........................................................35
Experts.....................................................................36
Indemnification.............................................................36




                           --------------------------

                                  Common Stock

                                  MARKETU INC.

                           --------------------------

                                   PROSPECTUS
                           --------------------------

                                     PART II



ITEM 24.  Indemnification Of Directors And Officers

Pursuant to the Nevada Revised Statutes a Nevada corporation has the power to indemnify its directors, officers, employees and agents. Pursuant to Article 7 of the Company's Articles of Incorporation, the personal liability of the Company's directors and officers is limited to the fullest extent permitted by Nevada law.


Item 25.  Other Expenses Of Issuance And Distribution

The following sets forth the estimated expenses in connection with this offering as described in this Registration Statement:

      SEC Registration Fee                        $970
      Printing Fees                                100
      Legal Fees and Expenses                   20,000
      Accounting Fees and Expenses               6,000
      Blue Sky Fees                              2,000
      Miscellaneous                                930
                                               -------
      Total                                    $30,000
                                               =======

All of the above expenses will be paid by the Company.


item 26.  Recent Sales Of Unregistered Securities

The Company has sold the following securities which were not registered under the Securities Act of 1933.


-------------------------------------------------------------------------------
                                 Number of                             Note
     Date            Name        Securities       Consideration     Reference
-------------------------------------------------------------------------------
June 1997     One person         2,500,000        Services               A
                                                  rendered
-------------------------------------------------------------------------------
Year ended    64 persons         2,052,200        cash, services         B
July. 31, 1998                   shares of        rendered and
                                 common stock     other
                                                  property,
                                                  totaling
                                                  $86,680

-------------------------------------------------------------------------------
Dec. 1999     Sierra Group, Inc. 200,000 shares   $50,000 in cash        A
                                 of common stock
                                 warrants to
                                 acquire 200,000
                                 shares of
                                 common stock
-------------------------------------------------------------------------------
Feb. 2000     Pegasus            50,000 shares    $25,000 in cash        A
              Investments        of common stock
              Limited            warrants to
                                 acquire 50,000
                                 shares of
                                 common stock
--------------------------------------------------------------------------------
Mar. 2000     Shamrock Asset     120,500 shares   $75,000 in cash        A
              Management Corp.   of common stock
                                 warrants to
                                 acquire 120,500
                                 shares of
                                 common stock
--------------------------------------------------------------------------------
Mar. 2000     Popcorn Holdings,  66,667 shares    $50,000 in cash        A
              Inc.               of common stock
                                 warrants to
                                 acquire 66,667
                                 shares of
                                 common stock
------------------------------------------------------------------------------
Apr. 2000     William Coughlin   4,500,000         outstanding            A
              & Carole Coughlin  shares of         shares of two
                                 Series A          subsidiary
                                 Preferred stock   companies
-------------------------------------------------------------------------------
May 2000      Cascade Pacific    65,000 shares    $48,750 in cash        A
              Investments S.A.   of common stock
                                 warrants to
                                 acquire 130,000
                                 shares of
                                 common stock
-------------------------------------------------------------------------------
Aug. 2000     Scott Munro &      71,000 shares    Services rendered      A
              James Sanford      of common stock

------------------------------------------------------------------------------
Oct. 2000     612559 B.C. Ltd.   1,133,787        $170,068               C
                                 shares of
                                 common stock
                                 warrants to
                                 acquire 566,893
                                 shares of
                                 common stock
------------------------------------------------------------------------------
Oct. 2000     Khachik Toomian    2,000,000        $300,000               C
                                 shares of
                                 common stock
                                 warrants to
                                 acquire
                                 1,000,000
                                 shares of
                                 common stock
-------------------------------------------------------------------------------
Nov. 2000     Rupinder Nanuwa    4,000 shares of  Services rendered      A
                                 common stock
------------------------------------------------------------------------------
Feb. 2001     Christine Strecko  1,000 shares of  Services rendered      A
                                 common stock
------------------------------------------------------------------------------
February      34 persons         446,530 shares   86.89% of              D
2001 common                      of common stock  outstanding
stock                                             shares of
                                                  AMRR.com, Inc.
-------------------------------------------------------------------------------
May 2001      KJS Ventures Ltd.  375,000 shares     $75,000                A
                                 of common stock
-----------------------------------------------------------------------------
May 2001      7 persons          93,500 shares      Services               A
                            of common stock rendered
--------------------------------------------------------------------------------
May 2001      KJS Ventures Ltd.  375,000 shares     $75,000                A
                                 of common stock
                                 warrants to
                                 acquire up to
                                 375,000 shares
                                 of common stock
--------------------------------------------------------------------------------
May 2001      George             150,000 shares     $30,000                A
              Shahnazarian       of common stock
                                 warrants to
                                 acquire up to
                                 150,000 shares
                                 of common stock
-------------------------------------------------------------------------------

A. The sale of these shares was an exempt transaction under Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering. The securities sold were acquired for investment purposes only and without a view to distribution. At the time the shares were purchased, the purchasers were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers acquired the securities for their own account. The certificates evidencing the shares cannot be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares sold are "restricted" shares as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. No underwriters were involved with the sale of these shares and no commissions or other forms of remuneration were paid to any person in connection with such sale.

B. The sales of these shares were exempt from registration pursuant to Rule 504 of the Securities and Exchange Commission. At the time of these sales the Company was not subject to the reporting requirements of the Securities Exchange Act of 1934 and the total amount received by the Company from the sale of these shares was less than $1,000,000. No underwriters were involved with the sale of these securities and no commissions or other forms of remuneration were paid to any person in connection with these sales.


C. The sale of these shares was an exempt pursuant to Rule 506 of the Securities and Exchange Commission. The shares sold were acquired for investment purposes only and without a view to distribution. At the time the shares were purchased, the purchasers were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers acquired the securities for their own account. The certificates evidencing the shares cannot be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares sold are "restricted" shares as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission. No underwriters were involved with the sale of these shares and no commissions or other forms of remuneration were paid to any person in connection with such sale.

D. In February 2001 the Company acquired 86.9% of the issued and outstanding shares of AMRR.com, Inc. in exchange for 446,530 shares of the Company's common stock. Of the former AMRR.com shareholders, eight are residents of the United States and twenty-five are Canadian residents. The sale of the shares to the U.S. and Canadian residents was an exempt transaction under
     Section 4(2) of the Securities Act of 1933. See Note A above.

ITEM 27.  Exhibits

Index to Exhibits

-------------------------------------------------------------------------------
Exhibit No. Description of Exhibit                                   Page No.
--------------------------------------------------------------------------------
     2      Share Exchange Agreement between Company and                (1)
            shareholders of Home Finders Realty
-------------------------------------------------------------------------------
    3.1     Articles of Incorporation and By-Laws                       (2)
-------------------------------------------------------------------------------
    3.2     Amendment to Articles of Incorporation                      (2)
-------------------------------------------------------------------------------
     4      Certificate of Designation setting forth rights and         (1)
            preferences of Series A
            Preferred Stock
-------------------------------------------------------------------------------
     5      Opinion of counsel
--------------------------------------------------------------------------------
    10      Agreement relating to the acquisition of AMRR.com,
            Inc.
-------------------------------------------------------------------------------
    16      Letter regarding change in certifying accountant            (3)
-------------------------------------------------------------------------------
    21      Subsidiaries                                                 *
--------------------------------------------------------------------------------
   23.1     Consent of Attorneys
--------------------------------------------------------------------------------
   23.2     Consent of Accountants
------------------------------------------------------------------------------
    24      Power of Attorney                                 Included as part
                                                              of the signature
                                                                   page
-------------------------------------------------------------------------------

*     Previously filed

(1) Incorporated by reference to same exhibit filed with the Company's 8-K Report dated April 28, 2000

(2) Incorporated by reference to same exhibit filed with Company's registration statement on Form 10-SB

(3) Incorporated by reference to the same exhibit filed with the Company's 8-K report dated October 18, 2000.


ITEM 28.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

     (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

     (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

     (iii)include any additional or changed material information on the plan of distribution.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

In so far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedence, submitted to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint Kenneth Galpin, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Maple Ridge, British Columbia, Canada on June 19, 2001.

                                    MARKETU INC.
                                    By:   /s/ Kenneth Galpin
                                      --------------------------------------
                                           Kenneth Galpin, President

                                    By :  /s/ Scott Munro
                                     --------------------------------------
                                    Scott Munro, Treasurer, Principal Accounting
                                     Officer and Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated

By:    /s/ Kenneth Galpin                             June 19, 2001
      ------------------------------
      Kenneth Galpin, Director

By:    /s/ William Coughlin                           June 19, 2001
      ------------------------------
      William Coughlin, Director

By:    /s/ Glenn Davis                                June 19, 2001
      ------------------------------
      Glenn Davies, Director

By:    /s/ Ken Landis                                 June 19, 2001
      ------------------------------
      Ken Landis, Director

By:    /s/ David Woodcock                             June 19, 2001
      ------------------------------
      David Woodcock, Director